Exhibit 99.1
PRESS RELEASE

Investor Relations:	Media:
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Email: InvestorRelations@pmi.com

PHILIP MORRIS INTERNATIONAL INC. REPORTS 2021 FOURTH-QUARTER & FULL-YEAR RESULTS;
2021 FULL-YEAR REPORTED DILUTED EPS OF $5.83 AND ADJUSTED DILUTED EPS OF $6.08, REPRESENTING CURRENCY-NEUTRAL GROWTH OF 15.3%;
PROVIDES 2022 EPS FORECAST

NEW YORK, February 10, 2022 – Philip Morris International Inc. (NYSE: PM) today announces its 2021 fourth-quarter and full-year results. Growth rates presented in this press release on an organic basis reflect currency-neutral underlying results. A glossary of key terms, definitions and explanatory notes is included at the end of this press release. Adjustments, other calculations and reconciliations to the most directly comparable U.S. GAAP measures are included in the schedules to this press release.
2021 FULL-YEAR & FOURTH-QUARTER HIGHLIGHTS
2021 Full-Year
•Reported diluted EPS of $5.83, up by 13.0%; up by 10.7%, excluding currency
•Adjusted diluted EPS of $6.08, up by 17.6%; up by 15.3% excluding currency
•Cigarette and heated tobacco unit shipment volume up by 2.2% (reflecting cigarette shipment volume down by 0.6%, and heated tobacco unit shipment volume up by 24.8% to 95.0 billion units)
•Market share for heated tobacco units in IQOS markets, excluding the U.S., up by 1.2 points to 6.8%
•Net revenues up by 9.4%; up by 6.7% excluding currency and acquisitions
•Adjusted net revenues up by 7.6% on an organic basis
•Net revenues from smoke-free products accounted for 29.1% of total adjusted net revenues
•Operating income up by 11.2%; up by 8.9%, excluding currency and acquisitions
•Adjusted operating income up by 13.0% on an organic basis
•Operating income margin up by 0.6 points
•Adjusted operating income margin up by 1.8 points; up by 2.0 points on an organic basis
•Total IQOS users at quarter-end estimated at approximately 21.2 million, of which approximately 15.3 million have switched to IQOS and stopped smoking
•Increased regular quarterly dividend by 4.2% to an annualized rate of $5.00 per common share
•Repurchased 8.5 million shares of common stock for $785 million, at an average price of $92.15 per share

2021 Fourth-Quarter
•Reported diluted EPS of $1.34, up by 5.5%; up by 10.2%, excluding currency
•Adjusted diluted EPS of $1.35, up by 7.1%; up by 11.9%, excluding currency
•Cigarette and heated tobacco unit shipment volume up by 4.2% (reflecting cigarette shipment volume up by 2.4%, and heated tobacco unit shipment volume up by 17.0% to 25.4 billion units)
•Market share for heated tobacco units in IQOS markets, excluding the U.S., up by 1.0 points to 7.1%
•Net revenues up by 8.9%; up by 8.4%, on an organic basis
•Net revenues from smoke-free products accounted for 30.7% of total net revenues
•Operating income up by 1.4%; up by 5.2%, excluding currency and acquisitions
•Adjusted operating income up by 8.3% on an organic basis
•Operating income margin down by 2.6 points
•Adjusted operating income margin up by 1.6 points; down by 0.1 point on an organic basis
•Repurchased 7.6 million shares of common stock for $691 million, at an average price of $91.29 per share
"Our business delivered excellent performance in 2021, with strong underlying momentum driving total volume growth, high single-digit organic net revenue growth and double-digit adjusted diluted EPS growth against the pandemic-affected prior year," said Jacek Olczak, Chief Executive Officer.
"We were especially pleased by the reacceleration of our business in the fourth quarter to deliver better-than-expected results. This included a step-up in sequential IQOS user growth, as well as the outstanding initial performance of IQOS ILUMA. We also achieved essentially stable category share for cigarettes in the quarter, as our portfolio initiatives bore fruit and pandemic-linked restrictions receded in many markets."
"We enter 2022 with strong fundamentals, underpinned by IQOS, and exciting innovation to come across our broader smoke-free product portfolio. We are forecasting organic top-line growth of 4% to 6% and currency-neutral adjusted diluted EPS growth of 8% to 11%, which prudently incorporate the continuing uncertainty on full IQOS device availability and the pace of the ongoing pandemic recovery."
2022 FULL-YEAR FORECAST

	Full-Year
	2022 Forecast			2021	Growth

Reported Diluted EPS	$6.12	-	$6.30	$ 5.83
Saudi Arabia customs assessments	—			0.14
Asset impairment and exit costs	—			0.12
Asset acquisition cost	—			0.03
Equity investee ownership dilution	—			(0.04)
Adjusted Diluted EPS	$6.12	-	$6.30	$ 6.08
Currency	(0.45)
Adjusted Diluted EPS, excluding currency	$6.57	-	$6.75	$ 6.08	8%	-	11%

Reported diluted EPS forecast to be in a range of $6.12 to $6.30, at prevailing exchange rates, versus reported diluted EPS of $5.83 in 2021. Excluding an unfavorable currency impact, at prevailing exchange rates, of around

$0.45 per share, this forecast represents a projected increase of around 8% to 11% versus adjusted diluted EPS of $6.08 in 2021, as outlined in the above table.
2022 Full-Year Forecast Assumptions
This forecast assumes:
•Continuing uncertainty over the pace of the ongoing recovery from pandemic-related effects on the operating environment, notably in select geographies in PMI's South & Southeast Asia Region;
•An improving IQOS device supply situation, with a gradual return to an unconstrained IQOS user quarterly growth progression, albeit with a lack of full visibility over the year;
•A continued gradual improvement in PMI's duty-free business outside Asia, with no meaningful recovery in Asia;
•An estimated total international industry volume decline, excluding China and the U.S., of approximately -2% to -1%;
•A total cigarette and heated tobacco unit shipment volume percentage change for PMI of approximately -1% to +1%;
•Heated tobacco unit shipment volume of 113 to 118 billion units, including a carry-over effect from the temporary slowdown in IQOS user growth in the second half of 2021 (particularly the third quarter), which is estimated to be around four to five billion units;
•Adjusted net revenue growth of approximately 4% to 6% on an organic basis;
•An increase in adjusted operating income margin of 50 to 150 basis points on an organic basis, mainly driven by the continued favorable product mix shift from cigarettes to smoke-free products, coupled with the benefit of further operating leverage and accelerated operating efficiencies. The assumed margin increase comes despite:
•the expectation of a moderately lower gross margin primarily due to temporary factors, such as:
◦the higher initial cost of IQOS ILUMA devices and initial weight and cost of TEREA consumables, which are expected to reduce over time, as with previous innovations;
◦higher logistics costs, including costs related to the use of air freight to support the strong up-take of IQOS ILUMA and TEREA consumables in Japan;
◦investments to grow capacity across PMI's smoke-free platforms; and
◦some inflation for certain supply chain elements;
•continued commercial reinvestment to support our growing portfolio of smoke-free alternatives;
•Other category net revenues of around $350 million (including smoking cessation products), with an operating loss of around $150 million, primarily due to:
•the amortization of intangibles related to the acquisitions;
•investments in research and development; and
•expenses related to employee retention programs;
•Operating cash flow of around $11 billion at prevailing exchange rates and subject to year-end working capital requirements;

•Capital expenditures of approximately $1 billion, reflecting increased investments behind smoke-free platforms and PMI's digital commercial engine, in addition to certain projects which were delayed to 2022 due to the pandemic;
•An effective tax rate, excluding discrete tax events, of around 22%;
•The impact on diluted EPS of 2021 share repurchases; the impact of assumed 2022 share repurchases is not included in the forecast; and
•First-quarter reported diluted EPS in a range of $1.50 to $1.55, including an unfavorable currency impact, at prevailing exchange rates, of around $0.15 per share, notably reflecting: robust organic net revenue growth, as well as an unfavorable operating margin comparison primarily due to:
•the phasing of very strong gross productivity savings in 2021; and
•the factors described above for operating income margin for the full year.
This forecast excludes the impact of any future acquisitions, unanticipated or unquantifiable asset impairment and exit cost charges, future changes in currency exchange rates, further developments pertaining to the judgment in the two Québec Class Action lawsuits and the Companies’ Creditors Arrangement Act (CCAA) protection granted to PMI's Canadian subsidiary, Rothmans, Benson & Hedges, Inc. (RBH), any unusual events, any intensification of the global shortage of semiconductors and the related impact on the supply of our electronic devices, and any COVID-19-related developments different from the assumptions set forth in the company's forecast.
Factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to these projections.
IQOS in the U.S.
On November 29, 2021, an importation ban and cease-and-desist orders imposed by the U.S. International Trade Commission (ITC) relating to IQOS Platform 1 products (including consumables and infringing components) went into effect. As a result, IQOS is not currently available for sale in the U.S. PMI has appealed the patent and statutory issues related to the ITC's Final Determination, and also has contingency plans underway, including domestic production. PMI hopes to be able to resume U.S. supply in the first half of 2023. For more details on the ITC case and related legal matters, please refer to PMI's Form 10-K for 2021, which the company plans to file with the SEC in the coming days.
Note: The ITC decision has no bearing outside the U.S.; competitor lawsuits based on the same patent families have repeatedly and universally failed in European courts and the European Patent Office.
Platform 2
PMI conducted a consumer test of its Platform 2 TEEPS carbon tip product in the last quarter of 2021. As a result of the feedback from this consumer test, the design of the company's current Platform 2 technology has been discontinued. PMI is assessing alternative designs for this consumer segment.
Conference Call
A conference call, hosted by Jacek Olczak, Chief Executive Officer, and Emmanuel Babeau, Chief Financial Officer, will be webcast at 9:00 a.m., Eastern Time, on February 10, 2022. Access is at www.pmi.com/2021Q4earnings.

CONSOLIDATED SHIPMENT VOLUME & MARKET SHARE

PMI Shipment Volume by Region	Fourth-Quarter			Full-Year
(million units)	2021	2020	Change	2021	2020	Change
Cigarettes
European Union	37,605	37,278	0.9%	157,843	163,420	(3.4)%
Eastern Europe	20,927	22,725	(7.9)%	88,698	93,462	(5.1)%
Middle East & Africa	34,756	29,912	16.2%	127,911	117,999	8.4%
South & Southeast Asia	36,136	36,609	(1.3)%	141,923	144,788	(2.0)%
East Asia & Australia	10,463	9,946	5.2%	43,913	45,100	(2.6)%
Americas	18,495	18,207	1.6%	64,587	63,749	1.3%
Total PMI	158,382	154,677	2.4%	624,875	628,518	(0.6)%

Heated Tobacco Units
European Union	7,803	5,773	35.2%	28,208	19,842	42.2%
Eastern Europe	7,056	6,524	8.2%	25,650	20,898	22.7%
Middle East & Africa	655	188	+100%	2,140	1,022	+100%
South & Southeast Asia	89	26	+100%	240	36	+100%
East Asia & Australia	9,684	9,063	6.9%	38,162	33,862	12.7%
Americas	110	135	(18.5)%	576	451	27.7%
Total PMI	25,397	21,709	17.0%	94,976	76,111	24.8%

Cigarettes and Heated Tobacco Units
European Union	45,408	43,051	5.5%	186,051	183,262	1.5%
Eastern Europe	27,983	29,249	(4.3)%	114,348	114,360	—%
Middle East & Africa	35,411	30,100	17.6%	130,051	119,021	9.3%
South & Southeast Asia	36,225	36,635	(1.1)%	142,163	144,824	(1.8)%
East Asia & Australia	20,147	19,009	6.0%	82,075	78,962	3.9%
Americas	18,605	18,342	1.4%	65,163	64,200	1.5%
Total PMI	183,779	176,386	4.2%	719,851	704,629	2.2%

Full-Year
Estimated international industry cigarette and heated tobacco unit volume, excluding China and the U.S., of 2.6 trillion, increased by 2.4%, driven by the EU, Middle East & Africa, South & Southeast Asia and Americas Regions, partly offset by the Eastern Europe and East Asia & Australia Regions, as described in the Regional sections.
PMI's total shipment volume increased by 2.2%, driven by:
•the EU, reflecting higher heated tobacco unit shipment volume across the Region, particularly in Germany, Hungary, Italy and Poland, partly offset by lower cigarette shipment volume, notably in the Czech Republic, France and Germany;
•Middle East & Africa, reflecting higher cigarette shipment volume (primarily in PMI Duty Free and Turkey, partly offset by the GCC and North Africa), as well as higher heated tobacco unit shipment volume across the Region;
•East Asia & Australia, reflecting higher heated tobacco unit shipment volume driven by Japan, partly offset by lower cigarette shipment volume, predominantly in South Korea; and

•Americas, mainly reflecting higher cigarette shipment volume, primarily in Brazil and Mexico, partially offset by Argentina;
partly offset by
•South & Southeast Asia, primarily reflecting lower cigarette shipment volume, mainly in the Philippines, partially offset by Indonesia and Pakistan.
Total shipment volume in Eastern Europe was essentially flat, reflecting lower cigarette shipment volume, mainly in Russia and Ukraine, almost fully offset by higher heated tobacco unit shipment volume, primarily in Russia and Ukraine.
Impact of Inventory Movements
Excluding the net favorable impact of estimated distributor inventory movements of approximately 8.4 billion units, PMI’s total in-market sales increased by 1.0%, driven by a 21.1% increase in heated tobacco units, partly offset by a 1.5% decrease in cigarettes.
The net favorable impact of approximately 8.4 billion units reflected:
•A net favorable impact of 5.6 billion cigarettes, mainly driven by 2020 movements in Japan, PMI Duty Free and Russia; and
•A net favorable impact of 2.7 billion heated tobacco units, primarily reflecting the growing category and driven by Japan, Italy, PMI Duty Free and Russia.
PMI's total heated tobacco unit in-market sales volume in the year was 92.5 billion units.
Fourth-Quarter
PMI's total shipment volume increased by 4.2%, driven by:
•the EU, reflecting higher heated tobacco unit shipment volume across the Region (primarily in Italy) and higher cigarette shipment volume, mainly in Italy, partly offset by Germany;
•Middle East & Africa, mainly reflecting higher cigarette shipment volume, primarily in PMI Duty Free and Turkey, partly offset by Saudi Arabia;
•East Asia & Australia, reflecting higher heated tobacco unit and cigarette shipment volume, primarily in Japan; and
•Americas, mainly reflecting higher cigarette shipment volume, mainly in Mexico, partly offset by Argentina;
partly offset by
•Eastern Europe, reflecting lower cigarette shipment volume, mainly in Russia and Ukraine, partly offset by higher heated tobacco unit shipment volume across most of the Region, particularly in Russia, partially offset by Belarus; and
•South & Southeast Asia, primarily reflecting lower cigarette shipment volume, mainly in the Philippines and Thailand, partly offset by Indonesia.
Impact of Inventory Movements
Excluding the net favorable impact of estimated distributor inventory movements of approximately 3.3 billion units, PMI’s total in-market sales increased by 2.3%, driven by a 15.1% increase in heated tobacco units and a 0.6% increase in cigarettes.
The net favorable impact of approximately 3.3 billion units reflected:

•A net favorable impact of 2.7 billion cigarettes, mainly driven by 2020 movements in Italy, Japan and PMI Duty Free; and
•A net favorable impact of 0.6 billion heated tobacco units.
PMI's total heated tobacco unit in-market sales volume in the quarter was 23.6 billion units.
PMI Shipment Volume by Brand

PMI Shipment Volume by Brand	Fourth-Quarter			Full-Year
(million units)	2021	2020	Change	2021	2020	Change
Cigarettes
Marlboro	62,619	57,521	8.9%	239,905	233,158	2.9%
L&M	20,314	21,883	(7.2)%	84,342	91,098	(7.4)%
Chesterfield	15,780	12,864	22.7%	58,800	52,139	12.8%
Philip Morris	10,514	10,822	(2.8)%	42,395	45,645	(7.1)%
Parliament	11,085	9,162	21.0%	41,621	34,737	19.8%
Sampoerna A	10,214	9,061	12.7%	37,815	32,862	15.1%
Dji Sam Soe	5,983	6,410	(6.7)%	22,627	24,754	(8.6)%
Lark	3,636	3,429	6.0%	15,487	15,489	—%
Bond Street	1,975	5,632	(64.9)%	14,175	24,113	(41.2)%
Next	2,292	2,277	0.7%	8,849	8,980	(1.5)%
Others	13,970	15,616	(10.5)%	58,859	65,543	(10.2)%
Total Cigarettes	158,382	154,677	2.4%	624,875	628,518	(0.6)%
Heated Tobacco Units	25,397	21,709	17.0%	94,976	76,111	24.8%
Total PMI	183,779	176,386	4.2%	719,851	704,629	2.2%
Note: Lark includes Lark Harmony; Next includes Next Dubliss; Philip Morris includes Philip Morris/Dubliss; and Sampoerna A includes Sampoerna.

Full-Year
The increase in PMI's heated tobacco unit shipment volume was mainly driven by the EU (notably Italy), Eastern Europe (notably Russia and Ukraine) and Japan.
PMI's cigarette shipment volume of the following brands increased:
•Marlboro, mainly driven by Mexico, PMI Duty Free, Russia and Turkey, partly offset by France, Japan and the Philippines;
•Chesterfield, primarily driven by Brazil, the Philippines and Russia, partly offset by Saudi Arabia;
•Parliament, mainly driven by Russia, Saudi Arabia and Turkey, partly offset by South Korea; and
•Sampoerna A in Indonesia, primarily driven by premium A Mild.
PMI's cigarette shipment volume of the following brands decreased:
•L&M, mainly due to Egypt, Germany, Poland, Russia and Turkey;
•Philip Morris, primarily due to Indonesia, Italy and Russia, partly offset by Japan;
•Dji Sam Soe in Indonesia, mainly due to Dji Sam Soe Magnum Mild;
•Bond Street, primarily due to Kazakhstan, Russia and Ukraine;
•Next, primarily due to Canada and Ukraine, partly offset by Russia; and
•"Others," notably due to: mid-price Fortune (Philippines) and Sampoerna U (Indonesia); and low-price Jackpot (Philippines) and More (Philippines); partly offset by mid-price Sampoerna Hijau (Indonesia) and low-price Morven (Pakistan).

PMI's cigarette shipment volume for Lark was flat.
International Share of Market
PMI's total international market share (excluding China and the U.S.), defined as PMI's cigarette and heated tobacco unit sales volume as a percentage of total industry cigarette and heated tobacco unit sales volume, decreased by 0.4 points to 27.3%, reflecting:
•Total international market share for cigarettes of 23.8%, down by 0.9 points; and
•Total international market share for heated tobacco units of 3.5%, up by 0.5 points.
PMI's total international cigarette sales volume as a percentage of total industry cigarette sales volume was down by 0.8 points to 24.9%, mainly reflecting lower cigarette market share and/or an unfavorable geographic mix impact, notably in Japan, the Philippines and Russia, partly offset by Indonesia and Turkey.
In 2021, PMI owned five of the world's top 15 international cigarette brands, with international cigarette market shares as follows: Marlboro, 9.5%; L&M, 3.4%; Chesterfield, 2.3%; Philip Morris, 1.7%; and Parliament, 1.7%.
Fourth-Quarter
The increase in PMI's heated tobacco unit shipment volume was mainly driven by the EU (notably Italy), Eastern Europe (notably Russia, partly offset by Belarus) and Japan.
PMI's cigarette shipment volume of the following brands increased:
•Marlboro, mainly driven by Indonesia, Italy, Mexico, PMI Duty Free, Russia and Turkey, partly offset by Japan;
•Chesterfield, primarily driven by Italy, the Philippines and Russia, partly offset by Saudi Arabia;
•Parliament, mainly driven by Turkey;
•Sampoerna A in Indonesia, primarily driven by premium A Mild;
•Lark, mainly driven by Japan; and
•Next, primarily driven by Canada.
PMI's cigarette shipment volume of the following brands decreased:
•L&M, primarily due to Germany, Russia and Thailand, partly offset by Algeria;
•Philip Morris, mainly due to Russia, partly offset by Japan and Kazakhstan;
•Dji Sam Soe in Indonesia, primarily due to Dji Sam Soe Magnum Mild;
•Bond Street, mainly due to Russia and Kazakhstan; and
•"Others," primarily due to: mid-price Fortune (Philippines) and Sampoerna U (Indonesia).
International Share of Market
PMI's total international market share (excluding China and the U.S.) increased by 0.1 point to 27.4%, reflecting:
•Total international market share for heated tobacco units of 3.5%, up by 0.4 points; and
•Total international market share for cigarettes of 23.8%, down by 0.3 points.
PMI's total international cigarette sales volume as a percentage of total industry cigarette sales volume down by 0.1 point to 25.0%, mainly reflecting lower cigarette market share and/or an unfavorable geographic mix impact, notably in Egypt, the Philippines, Russia and Thailand, largely offset by Indonesia, PMI Duty-Free and Turkey.

CONSOLIDATED FINANCIAL SUMMARY
Full-Year

Financial Summary - Years Ended December 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2021	2020	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 31,405	$ 28,694	9.4%	6.7%	2,711	678	109	667	1,538	(281)
Saudi Arabia Customs Assessments	(246)	—	—%	—%	(246)	—	—	—	—	(246)
Adjusted Net Revenues	$ 31,651	$ 28,694	10.3%	7.6%	2,957	678	109	667	1,538	(35)

Net Revenues (1)	$ 31,405	$ 28,694	9.4%	6.7%	2,711	678	109	667	1,538	(281)
Cost of Sales	(10,030)	(9,569)	(4.8)%	(1.2)%	(461)	(266)	(82)	—	(530)	417
Marketing, Administration and Research Costs	(8,304)	(7,384)	(12.5)%	(10.4)%	(920)	(143)	(8)	—	—	(769)
Amortization of Intangibles	(96)	(73)	(31.5)%	(5.5)%	(23)	(1)	(18)	—	—	(4)
Operating Income	$ 12,975	$ 11,668	11.2%	8.9%	1,307	268	1	667	1,008	(637)
Asset Impairment & Exit Costs (2)	(216)	(149)	(45.0)%	(45.0)%	(67)	—	—	—	—	(67)
Saudi Arabia Customs Assessments (3)	(246)	—	—%	—%	(246)	—	—	—	—	(246)
Asset Acquisition Cost (2)	(51)	—	—%	—%	(51)	—	—	—	—	(51)
Brazil Indirect Tax Credit (2)	—	119	-(100)%	-(100)%	(119)	—	—	—	—	(119)
Adjusted Operating Income	$ 13,488	$ 11,698	15.3%	13.0%	1,790	268	1	667	1,008	(154)

Adjusted Operating Income Margin	42.6%	40.8%	1.8pp	2.0pp
(1) Cost/Other variance includes a reduction in net revenues of $246 million in 2021 related to the Saudi Arabia customs assessments.
(2) Included in Marketing, Administration and Research Costs above.
(3) Included in Net Revenues above.
Net revenues increased by 6.7%, excluding currency and acquisitions, mainly reflecting: favorable volume/mix, primarily driven by higher heated tobacco unit volume (notably in the EU, particularly Germany, Hungary, Italy and Poland, as well as Japan, Russia and Ukraine) and higher device volume (notably in the EU, primarily Italy, and Japan, partly offset by South Korea), partially offset by lower cigarette volume (mainly in the EU Region, notably the Czech Republic, France and Germany, as well as the GCC, North Africa, the Philippines, Russia and Ukraine, partly offset by India, Indonesia, PMI Duty Free and Turkey) and unfavorable cigarette mix (primarily in Germany, Japan and Russia, partially offset by Indonesia and PMI Duty Free); and a favorable pricing variance (notably driven by the Czech Republic, Germany, Japan, Kazakhstan, the Philippines, Russia and Turkey, partly offset by Australia, Indonesia, Poland and Ukraine); partially offset by the unfavorable impact of the Saudi Arabia customs assessments of $246 million, shown in "Cost/Other". Adjusted net revenues increased by 7.6% on an organic basis.

Operating income increased by 8.9%, excluding currency and acquisitions, primarily reflecting: favorable volume/mix, mainly driven by higher heated tobacco unit volume, partly offset by lower cigarette volume and unfavorable cigarette mix (each mainly reflecting the same geographies as for net revenues noted above); a favorable pricing variance; and lower manufacturing costs (driven by significant productivity gains related to reduced-risk and combustible products); partly offset by higher marketing, administration and research costs, including an unfavorable comparison related to the Brazil indirect tax credit in 2020, higher asset impairment and exit costs (mainly related to organizational design optimization, as well as product distribution restructuring in South Korea) and asset acquisition costs related to OtiTopic; and the unfavorable impact of the Saudi Arabia customs assessments (as noted above for net revenues).
Adjusted operating income increased by 13.0% on an organic basis. Adjusted operating income margin increased by 2.0 points on the same basis.
Fourth-Quarter

Financial Summary - Quarters Ended December 31,			Change Fav./(Unfav.)			Variance Fav./(Unfav.)
	2021	2020	Total		Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 8,104	$ 7,444	8.9%		8.4%	660	(74)	107	77	555	(5)
Cost of Sales	(2,807)	(2,572)	(9.1)%		(5.8)%	(235)	(6)	(81)	—	(201)	53
Marketing, Administration and Research Costs	(2,309)	(1,949)	(18.5)%		(16.5)%	(360)	(31)	(7)	—	—	(322)
Amortization of Intangibles	(41)	(18)	-(100)%		(27.8)%	(23)	—	(18)	—	—	(5)
Operating Income	$ 2,947	$ 2,905	1.4%		5.2%	42	(111)	1	77	354	(279)
Asset Impairment & Exit Costs (1)	(46)	(78)	41.0%		41.0%	32	—	—	—	—	32
Brazil Indirect Tax Credit (1)	—	119	-(100)%		-(100)%	(119)	—	—	—	—	(119)
Adjusted Operating Income	$ 2,993	$ 2,864	4.5%		8.3%	129	(111)	1	77	354	(192)
Adjusted Operating Income Margin	36.9%	38.5%	(1.6)pp	(0.1)	pp
(1) Included in Marketing, Administration and Research Costs above.
Net revenues increased by 8.4% on an organic basis, mainly reflecting: favorable volume/mix, primarily driven by higher heated tobacco unit volume (notably in the EU, particularly Germany and Italy, as well as Japan, PMI Duty Free and Russia) and higher cigarette volume (mainly in Indonesia, Italy, Japan, PMI Duty Free and Turkey, partly offset by Germany, the Philippines and Russia), partially offset by unfavorable cigarette mix (mainly in Japan); and a favorable pricing variance (notably driven by Japan and Turkey, partly offset by Australia, Indonesia and the Philippines).
Operating income increased by 5.2%, excluding currency and acquisitions, primarily reflecting: favorable volume/mix, mainly driven by the same factors and geographies as for net revenues noted above); a favorable pricing variance; and lower manufacturing costs (primarily driven by productivity gains related to reduced-risk products); partly offset by higher marketing, administration and research costs (mainly due to investments behind combustible and reduced-risk products, as well as an unfavorable comparison related to the Brazil indirect tax credit in 2020, partially offset by lower asset impairment and exit costs).
Adjusted operating income increased by 8.3% on an organic basis. Adjusted operating income margin decreased by 0.1 point on the same basis. The slight organic margin decline partly reflected: an unfavorable impact on gross margin of the higher initial cost of IQOS ILUMA devices and initial weight and cost of TEREA consumables, and higher logistics costs, including costs related to the use of air freight to support the strong up-take of IQOS ILUMA and TEREA consumables in Japan; as well as reaccelerated investment in commercial programs, digital infrastructure, research and development, and growth opportunities across product categories and geographies.
EUROPEAN UNION REGION
Full-Year

Financial Summary - Years Ended December 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2021	2020	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 12,275	$ 10,702	14.7%	8.8%	1,573	618	8	69	878	—

Operating Income	$ 6,119	$ 5,098	20.0%	12.5%	1,021	384	2	69	728	(162)
Asset Impairment & Exit Costs (1)	(68)	(57)	(19.3)%	(19.3)%	(11)	—	—	—	—	(11)
Adjusted Operating Income	$ 6,187	$ 5,155	20.0%	12.5%	1,032	384	2	69	728	(151)

Adjusted Operating Income Margin	50.4%	48.2%	2.2pp	1.6pp
(1) Included in marketing, administration and research costs at the consolidated operating income level.

Net revenues increased by 8.8% on an organic basis, reflecting: favorable volume/mix, mainly driven by higher heated tobacco unit volume (notably in Germany, Hungary, Italy and Poland), as well as higher device volume and favorable device mix (notably in Italy), partly offset by lower cigarette volume (notably in the Czech Republic, France and Germany) and unfavorable cigarette mix (primarily in Germany); and a favorable pricing variance, driven by higher combustible pricing (mainly in Germany and Portugal, partly offset by France and Poland) and higher heated tobacco unit pricing (notably in the Czech Republic and Germany, partially offset by Poland), partly offset by lower device pricing (notably in Germany and Italy).
Operating income increased by 12.5%, excluding currency and acquisitions, primarily reflecting: favorable volume/mix, mainly driven by higher heated tobacco unit volume and favorable device mix, partly offset by lower cigarette volume and unfavorable cigarette mix (each primarily reflecting the same geographies as for net revenues noted above); lower manufacturing costs (driven by combustible and reduced-risk products); and a favorable pricing variance; partly offset by higher marketing, administration and research costs (due to combustible and reduced-risk products).
Adjusted operating income increased by 12.5% on an organic basis. Adjusted operating income margin increased by 1.6 points on the same basis.

Fourth-Quarter

Financial Summary - Quarters Ended December 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2021	2020	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 3,025	$ 2,742	10.3%	11.3%	283	(33)	6	2	308	—

Operating Income	$ 1,308	$ 1,174	11.4%	13.7%	134	(29)	2	2	221	(62)
Asset Impairment & Exit Costs (1)	(12)	(30)	60.0%	60.0%	18	—	—	—	—	18
Adjusted Operating Income	$ 1,320	$ 1,204	9.6%	11.9%	116	(29)	2	2	221	(80)

Adjusted Operating Income Margin	43.6%	43.9%	(0.3)pp	0.2pp
(1) Included in marketing, administration and research costs at the consolidated operating income level.
Net revenues increased by 11.3% on an organic basis, reflecting: favorable volume/mix, mainly driven by higher heated tobacco unit volume (notably in Germany and Italy), as well as higher device volume and favorable device mix (notably in Italy), partly offset by unfavorable cigarette volume/mix (mainly due to unfavorable volume/mix in Germany, partly offset by higher volume in Italy). Pricing variance was slightly favorable, primarily reflecting higher combustible pricing (driven by most markets across the Region, partly offset by Poland), partially offset by lower pricing for devices (notably in Italy).
Operating income increased by 13.7%, excluding currency and acquisitions, primarily reflecting: favorable volume/mix, mainly driven by higher heated tobacco unit volume and favorable device mix, partly offset by unfavorable cigarette volume/mix (each primarily reflecting the same geographies as for net revenues noted above); and lower manufacturing costs (driven by reduced-risk products); partly offset by higher marketing, administration and research costs (due to combustible and reduced-risk products).
Adjusted operating income increased by 11.9% on an organic basis. Adjusted operating income margin increased by 0.2 points on the same basis.

Total Market, PMI Shipment & Market Share Commentaries

European Union Key Data	Fourth-Quarter			Full-Year
			Change			Change
	2021	2020	% / pp	2021	2020	% / pp
Total Market (billion units)	117.8	115.3	2.2%	478.2	473.4	1.0%

PMI Shipment Volume (million units)
Cigarettes	37,605	37,278	0.9%	157,843	163,420	(3.4)%
Heated Tobacco Units	7,803	5,773	35.2%	28,208	19,842	42.2%
Total EU	45,408	43,051	5.5%	186,051	183,262	1.5%

PMI Market Share
Marlboro	16.2%	17.0%	(0.8)	16.6%	17.5%	(0.9)
L&M	5.3%	5.9%	(0.6)	5.6%	6.2%	(0.6)
Chesterfield	5.4%	5.3%	0.1	5.4%	5.5%	(0.1)
Philip Morris	2.2%	2.2%	—	2.2%	2.4%	(0.2)
Heated Tobacco Units	6.4%	5.0%	1.4	5.7%	4.2%	1.5
Others	3.0%	3.2%	(0.2)	3.1%	3.0%	0.1
Total EU	38.5%	38.6%	(0.1)	38.6%	38.8%	(0.2)
Full-Year
The estimated total market in the EU increased by 1.0% to 478.2 billion units, primarily driven by:
•Italy, up by 4.4%, mainly reflecting the impact on adult smoker average daily consumption of the easing of pandemic-related measures; and
•Poland, up by 8.1%, primarily reflecting the impact on adult smoker average daily consumption and border sales of the easing of pandemic-related measures, as well as a lower prevalence of illicit trade;
partly offset by
•Czech Republic, down by 7.3%, mainly reflecting the impact of excise tax-driven price increases; and
•France, down by 6.2%, primarily reflecting the impact of excise tax-driven price increases and higher cross-border (non-domestic) purchases due to the easing of pandemic-related measures.
PMI's Regional market share decreased by 0.2 points to 38.6%, with declines in the Czech Republic, France and Germany, partly offset by gains in Greece and Italy.
PMI's total shipment volume increased by 1.5% to 186.1 billion units, primarily driven by:
•Italy, up by 11.5%, or by 6.1% excluding the net favorable impact of estimated distributor inventory movements, mainly reflecting the higher total market and a higher market share driven by heated tobacco units; and
•Poland, up by 3.7%, primarily reflecting the higher total market, partially offset by a lower market share due to cigarettes;
partly offset by
•Czech Republic, down by 9.7%, mainly reflecting the lower total market and a lower market share due to cigarettes; and
•France, down by 6.6%, primarily reflecting the lower total market and a lower market share due to cigarettes.

Fourth-Quarter
The estimated total market in the EU increased by 2.2% to 117.8 billion units, primarily driven by:
•Italy, up by 5.1%, mainly reflecting the same factor as for the full year; and
•Poland, up by 13.7%, notably reflecting the same factors as for the full year;
partly offset by
•France, down by 6.6%, mainly reflecting the same factors as for the full year; and
•Germany, down by 3.5%, notably reflecting the impact of excise tax-driven price increases.
PMI's total shipment volume increased by 5.5% to 45.4 billion units, mainly driven by:
•Italy, up by 23.2%, or by 6.4% excluding the net favorable impact of estimated distributor inventory movements, reflecting the higher total market and a higher market share driven by heated tobacco units; and
•Poland, up by 8.0%, mainly reflecting the higher total market, partly offset by a lower market share due to cigarettes.
Excluding the net favorable impact of estimated distributor inventory movements, PMI's total in-market sales volume increased by 2.1%.
EASTERN EUROPE REGION
Full-Year

Financial Summary - Years Ended December 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2021	2020	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 3,544	$ 3,378	4.9%	5.9%	166	(32)	—	68	130	—

Operating Income	$ 1,213	$ 871	39.3%	38.5%	342	7	—	68	139	128
Asset Impairment & Exit Costs (1)	(14)	(15)	6.7%	6.7%	1	—	—	—	—	1
Adjusted Operating Income	$ 1,227	$ 886	38.5%	37.7%	341	7	—	68	139	127

Adjusted Operating Income Margin	34.6%	26.2%	8.4pp	7.9pp
(1) Included in marketing, administration and research costs at the consolidated operating income level.
Net revenues increased by 5.9% on an organic basis, reflecting: favorable volume/mix, driven by higher heated tobacco unit volume (mainly in Russia and Ukraine), partly offset by lower cigarette volume (primarily in Russia and Ukraine), as well as unfavorable cigarette mix (mainly in Russia); and a favorable pricing variance, primarily driven by higher combustible pricing (mainly in Kazakhstan, Russia and Ukraine), partially offset by lower device pricing (primarily in Russia and Ukraine) and lower heated tobacco unit pricing (mainly in Ukraine, partly offset by Russia).
Operating income increased by 38.5%, excluding currency and acquisitions, primarily reflecting: favorable volume/mix, mainly driven by higher heated tobacco unit volume, partly offset by lower cigarette volume and unfavorable cigarette mix (all primarily reflecting the same geographies as for net revenues noted above); lower manufacturing costs (mainly related to reduced-risk products, primarily in Russia); a favorable pricing variance; and lower marketing, administration and research costs.
Adjusted operating income increased by 37.7% on an organic basis. Adjusted operating income margin increased by 7.9 points on the same basis.
Fourth-Quarter

Financial Summary - Quarters Ended December 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2021	2020	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 912	$ 908	0.4%	(4.2)%	4	42	—	—	(38)	—

Operating Income	$ 300	$ 261	14.9%	11.5%	39	9	—	—	(1)	31
Asset Impairment & Exit Costs (1)	(3)	(8)	62.5%	62.5%	5	—	—	—	—	5
Adjusted Operating Income	$ 303	$ 269	12.6%	9.3%	34	9	—	—	(1)	26

Adjusted Operating Income Margin	33.2%	29.6%	3.6pp	4.2pp
(1) Included in marketing, administration and research costs at the consolidated operating income level.
Net revenues decreased by 4.2% on an organic basis, reflecting: unfavorable volume/mix, mainly due to unfavorable cigarette volume/mix (primarily in Russia), partly offset by higher heated tobacco unit volume (notably in Russia). Pricing variance was flat, mainly reflecting higher combustible pricing (primarily in Kazakhstan and Russia), offset by lower heated tobacco unit pricing (mainly in Ukraine).
Operating income increased by 11.5%, excluding currency and acquisitions, primarily reflecting: lower manufacturing costs; and lower marketing, administration and research costs. Volume/mix was slightly unfavorable, mainly reflecting unfavorable cigarette volume/mix (primarily in Russia), largely offset by higher heated tobacco unit volume (notably in Russia) and the favorable impact of lower device volume (primarily in Russia).
Adjusted operating income increased by 9.3% on an organic basis. Adjusted operating income margin increased by 4.2 points on the same basis.
Total Market, PMI Shipment & Market Share Commentaries

PMI Shipment Volume	Fourth-Quarter			Full-Year
(million units)	2021	2020	Change	2021	2020	Change
Cigarettes	20,927	22,725	(7.9)%	88,698	93,462	(5.1)%
Heated Tobacco Units	7,056	6,524	8.2%	25,650	20,898	22.7%
Total Eastern Europe	27,983	29,249	(4.3)%	114,348	114,360	—%
Full-Year
The estimated total market in Eastern Europe decreased by 1.8% to 373.3 billion units, mainly due to:
•Russia, down by 1.0%, or by 2.7% excluding the net favorable impact of estimated trade inventory movements, primarily reflecting the impact of excise tax-driven price increases and a higher prevalence of illicit trade, partly offset by the impact on adult smoker average daily consumption of the easing of pandemic-related measures; and
•Ukraine, down by 9.8%, mainly reflecting the impact of excise tax-driven price increases and a higher prevalence of illicit trade.
PMI's Regional market share increased by 0.1 point to 30.6%.
PMI's total shipment volume was flat at 114.3 billion units, notably reflecting:
•Southeast Europe, up by 6.9%, primarily reflecting a higher total market and a higher market share (driven by heated tobacco units);
partly offset by
•Belarus, down by 43.9%, mainly reflecting the halt of shipments as of the third quarter due to international sanctions;
•Russia, down by 0.5%, or by 3.0% excluding the net favorable impact of estimated distributor inventory movements, mainly reflecting a lower market share (due to cigarettes, partly offset by heated tobacco units) and the lower total market; and
•Ukraine, down by 3.3%, mainly reflecting the lower total market, partly offset by a higher market share driven by heated tobacco units.
Excluding the net favorable impact of estimated distributor inventory movements, PMI's total in-market sales volume decreased by 1.3%.
Fourth-Quarter
The estimated total market in Eastern Europe decreased, mainly due to:
•Russia, down by 5.1%, primarily reflecting the impact of excise tax-driven price increases and a higher prevalence of illicit trade; and
•Ukraine, down by 10.8%, mainly reflecting the same factors as for the full year.
PMI's total shipment volume decreased by 4.3% to 28.0 billion units, primarily due to:
•Belarus, down by 100%, reflecting the same factor as for the full year;
•Russia, down by 4.7%, primarily reflecting the lower total market and a lower market share due to cigarettes; and
•Ukraine, down by 7.4%, mainly reflecting the lower total market, partly offset by a higher market share driven by heated tobacco units.

MIDDLE EAST & AFRICA REGION
Full-Year

Financial Summary - Years Ended December 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2021	2020	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 3,293	$ 3,088	6.6%	10.4%	205	(115)	—	287	320	(287)
Saudi Arabia Customs Assessments	(246)	—	—%	—%	(246)	—	—	—	—	(246)
Adjusted Net Revenues	$ 3,539	$ 3,088	14.6%	18.3%	451	(115)	—	287	320	(41)

Net Revenues (1)	$ 3,293	$ 3,088	6.6%	10.4%	205	(115)	—	287	320	(287)

Operating Income	$ 1,146	$ 1,026	11.7%	23.8%	120	(124)	—	287	237	(280)
Asset Impairment & Exit Costs (2)	(17)	(19)	10.5%	10.5%	2	—	—	—	—	2
Saudi Arabia Customs Assessments (3)	(246)	—	—%	—%	(246)	—	—	—	—	(246)
Adjusted Operating Income	$ 1,409	$ 1,045	34.8%	46.7%	364	(124)	—	287	237	(36)
Adjusted Operating Income Margin	39.8%	33.8%	6.0pp	8.2pp
(1) Cost/Other variance includes a reduction in net revenues of $246 million in 2021 related to the Saudi Arabia customs assessments.
(2) Included in Marketing, Administration and Research Costs above.
(3) Included in Net Revenues above.

Net revenues increased by 10.4%, excluding currency and acquisitions, despite the unfavorable impact of the Saudi Arabia customs assessments of $246 million, shown in "Cost/Other".
Adjusted net revenues increased by 18.3% on an organic basis, as detailed above, reflecting: favorable volume/mix, primarily driven by higher cigarette volume (predominantly in PMI Duty Free and Turkey, partly offset by the GCC and North Africa), higher heated tobacco unit volume (mainly in Egypt, Jordan and PMI Duty Free) and favorable cigarette mix (mainly in the GCC, PMI Duty Free and Turkey); and a favorable pricing variance, mainly driven by combustible pricing (primarily in Egypt and Turkey); partially offset by lower fees for certain distribution rights billed to customers in certain markets, shown in "Cost/Other".
Operating income increased by 23.8%, excluding currency and acquisitions, mainly reflecting: a favorable pricing variance; favorable volume/mix, driven by the same factors and geographies as for net revenues noted above; and lower manufacturing costs (primarily related to combustible products); partly offset by the unfavorable impact of the Saudi Arabia customs assessments, as noted above for net revenues; higher marketing, administration and research costs; and lower fees for certain distribution rights, as noted above for net revenues.
Adjusted operating income increased by 46.7% on an organic basis. Adjusted operating income margin increased by 8.2 points on the same basis.

Fourth-Quarter

Financial Summary - Quarters Ended December 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2021	2020	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 987	$ 740	33.4%	40.0%	247	(49)	—	96	210	(10)

Operating Income	$ 407	$ 207	96.6%	+100%	200	(50)	—	96	167	(13)
Asset Impairment & Exit Costs (1)	(4)	(10)	60.0%	60.0%	6	—	—	—	—	6
Adjusted Operating Income	$ 411	$ 217	89.4%	+100%	194	(50)	—	96	167	(19)
Adjusted Operating Income Margin	41.6%	29.3%	12.3pp	15.2pp
(1) Included in Marketing, Administration and Research Costs above.
Net revenues increased by 40.0% on an organic basis, primarily reflecting: favorable volume/mix, mainly driven by higher cigarette volume (primarily in PMI Duty Free and Turkey, partly offset by Saudi Arabia), higher heated tobacco unit volume (mainly in Egypt and PMI Duty Free) and favorable cigarette mix (primarily in PMI Duty Free); and a favorable pricing variance, driven by combustible pricing (mainly in Turkey).
Operating income increased by +100%, excluding currency and acquisitions, mainly reflecting: favorable volume/mix, mainly driven by the same factors and geographies as for net revenues noted above; and a favorable pricing variance; partly offset by higher marketing, administration and research costs.
Adjusted operating income increased by +100% on an organic basis. Adjusted operating income margin increased by 15.2 points on the same basis.
Total Market, PMI Shipment & Market Share Commentaries

PMI Shipment Volume	Fourth-Quarter			Full-Year
(million units)	2021	2020	Change	2021	2020	Change
Cigarettes	34,756	29,912	16.2%	127,911	117,999	8.4%
Heated Tobacco Units	655	188	+100%	2,140	1,022	+100%
Total Middle East & Africa	35,411	30,100	17.6%	130,051	119,021	9.3%
Full-Year
The estimated total market in the Middle East & Africa increased by 2.9% to 560.5 billion units, mainly driven by:
•Algeria, up by 6.2%, primarily reflecting the impact on adult smoker average daily consumption of the easing of pandemic-related measures, partly offset by the impact of price increases;
•Egypt, up by 8.8%, mainly reflecting a favorable comparison due to pandemic-related supply chain shortages for competitors' products in 2020, as well as the favorable impact of adult smoker in-switching to cigarettes (mainly in the low-tax tier) from other combustible tobacco products;
•South Africa, up by 13.2%, primarily reflecting a favorable comparison versus the second and third quarters of 2020, in which the total market was impacted by the pandemic-related ban on all tobacco sales from

March 27th through August 17th, partly offset by a higher estimated prevalence of illicit trade stemming from the ban; and
•Turkey, up by 8.2%, mainly reflecting the impact on adult smoker average daily consumption of the easing of pandemic-related measures, coupled with increased in-bound tourism (particularly by Turkish expatriates), partially offset by a higher estimated prevalence of illicit trade;
partly offset by
•International Duty Free, down by 10.6%, primarily reflecting the impact of government travel restrictions and reduced passenger traffic since the start of the pandemic in March 2020; and
•Tunisia, down by 15.6%, mainly reflecting a higher estimated prevalence of illicit trade (primarily due to market disruptions impacting product availability and the impact of price increases in July 2021).
PMI's Regional market share increased by 1.1 points to 23.1%.
PMI's total shipment volume increased by 9.3% to 130.1 billion units, notably driven by:
•PMI Duty Free, up by 56.9%. Excluding the net favorable impact of estimated distributor inventory movements (principally due to cigarettes), PMI in-market sales volume was up by 4.1%, primarily reflecting a higher market share driven by Marlboro, partly offset by the lower total market; and
•Turkey, up by 17.2%, mainly reflecting a higher market share driven by adult smoker up-trading (mainly benefiting Marlboro and Parliament) and the higher total market;
partly offset by
•Egypt, down by 5.2%, mainly reflecting a lower market share (due primarily to adult smoker down-trading to products in the low-tax tier), partly offset by the higher total market; and
•Kuwait, down by 23.4%, or by 12.3% excluding the net unfavorable impact of estimated distributor inventory movements, primarily reflecting a lower total market.
Fourth-Quarter
The estimated total market in the Middle East & Africa increased, mainly driven by:
•Algeria, up by 13.2%, or by 7.8% excluding the net favorable impact of estimated trade inventory movements, primarily reflecting the same factors as for the full year;
•International Duty Free, up by 14.8%, reflecting the impact of reduced government travel restrictions and increased passenger traffic in certain geographies; and
•Turkey, up by 16.1%, mainly reflecting the same factors as for the full year;
partly offset by
•Egypt, down by 5.3%, primarily reflecting an unfavorable comparison due to a recovery in the availability of competitors' products, during the fourth quarter of 2020, following pandemic-related supply chain shortages earlier that year, as well as the impact of price increases, partly offset by the favorable impact of adult smoker in-switching to cigarettes (mainly in the low-tax tier) from other combustible tobacco products;
•Saudi Arabia, down by 15.5%, mainly reflecting the adverse impact of increased cross-border (non-domestic) and duty-free purchases driven by the easing of pandemic-related measures, as well as a higher estimated prevalence of illicit trade; and
•Tunisia, down by 27.8%, primarily reflecting the same factors as for the full year.

PMI's total shipment volume increased by 17.6% to 35.4 billion units, notably driven by:
•PMI Duty Free, up by +100%, or by 34.7% excluding the net favorable impact of estimated distributor inventory movements, reflecting a higher market share and the higher total market; and
•Turkey, up by 24.8%, primarily reflecting the higher total market and a higher market share, driven the same factor as for the full year;
partly offset by
•Saudi Arabia, down by 20.0%, or by 12.2% excluding the net unfavorable impact of estimated distributor inventory movements, primarily reflecting the lower total market, partly offset by a higher market share driven by heated tobacco units and cigarettes.
Excluding the net favorable impact of estimated distributor inventory movements, PMI's total in-market sales volume increased by 13.4%.
SOUTH & SOUTHEAST ASIA REGION
Full-Year

Financial Summary - Years Ended December 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2021	2020	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 4,396	$ 4,396	—%	(2.3)%	—	99	—	(93)	(6)	—

Operating Income	$ 1,506	$ 1,709	(11.9)%	(14.0)%	(203)	36	—	(93)	(90)	(56)
Asset Impairment & Exit Costs (1)	(21)	(23)	8.7%	8.7%	2	—	—	—	—	2
Adjusted Operating Income	$ 1,527	$ 1,732	(11.8)%	(13.9)%	(205)	36	—	(93)	(90)	(58)

Adjusted Operating Income Margin	34.7%	39.4%	(4.7)pp	(4.7)pp
(1) Included in marketing, administration and research costs at the consolidated operating income level.
Net revenues decreased by 2.3% on an organic basis, primarily reflecting: an unfavorable pricing variance, mainly due to lower pricing for combustible products (primarily in Indonesia, partly offset by the Philippines). Volume/mix was slightly unfavorable, mainly due to lower cigarette volume (primarily in the Philippines, partly offset by India and Indonesia), largely offset by favorable cigarette mix (mainly in Indonesia and the Philippines).
Operating income decreased by 14.0%, excluding currency and acquisitions, primarily reflecting: an unfavorable pricing variance; unfavorable volume/mix, mainly due to lower cigarette volume (primarily in the Philippines, partly offset by India and Indonesia), partially offset by favorable cigarette mix (mainly in Indonesia and the Philippines); and higher marketing, administration and research costs (mainly in Indonesia and the Philippines).
Adjusted operating income decreased by 13.9% on an organic basis. Adjusted operating income margin decreased by 4.7 points on the same basis.

Fourth-Quarter

Financial Summary - Quarters Ended December 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2021	2020	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 1,112	$ 1,185	(6.2)%	(5.9)%	(73)	(3)	—	(89)	19	—

Operating Income	$ 298	$ 419	(28.9)%	(28.9)%	(121)	—	—	(89)	(9)	(23)
Asset Impairment & Exit Costs (1)	(4)	(12)	66.7%	66.7%	8	—	—	—	—	8
Adjusted Operating Income	$ 302	$ 431	(29.9)%	(29.9)%	(129)	—	—	(89)	(9)	(31)

Adjusted Operating Income Margin	27.2%	36.4%	(9.2)pp	(9.3)pp
(1) Included in marketing, administration and research costs at the consolidated operating income level.
Net revenues decreased by 5.9% on an organic basis, reflecting: an unfavorable pricing variance, due to combustible pricing (mainly in Indonesia and the Philippines); partly offset by favorable volume/mix, primarily driven by favorable cigarette volume/mix in Indonesia, partially offset by lower cigarette volume in the Philippines.
Operating income decreased by 28.9%, excluding currency and acquisitions, primarily reflecting: an unfavorable pricing variance; and higher marketing, administration and research costs (notably in Indonesia). Volume/mix was slightly unfavorable, mainly reflecting a lower cigarette volume in the Philippines, partly offset by favorable cigarette volume/mix in Indonesia.
Adjusted operating income decreased by 29.9% on an organic basis. Adjusted operating income margin decreased by 9.3 points on the same basis.
Total Market, PMI Shipment & Market Share Commentaries

PMI Shipment Volume	Fourth-Quarter			Full-Year
(million units)	2021	2020	Change	2021	2020	Change
Cigarettes	36,136	36,609	(1.3)%	141,923	144,788	(2.0)%
Heated Tobacco Units	89	26	+100%	240	36	+100%
Total South & Southeast Asia	36,225	36,635	(1.1)%	142,163	144,824	(1.8)%
Full-Year
The estimated total market in South & Southeast Asia increased by 7.2% to 722.6 billion units, notably driven by:
•Bangladesh, up by 12.9%, primarily reflecting a favorable comparison versus the prior year, during which pandemic-related restrictions impacted tobacco product availability;
•India, up by 13.6%, mainly reflecting a favorable comparison versus the prior year, during which pandemic-related restrictions impacted the movement of certain products, including tobacco;
•Indonesia, up by 7.2%, primarily reflecting the growth of the tax-advantaged 'below tier one' segment and the impact on adult smoker consumption of the easing of pandemic-related measures;

•Pakistan, up by 17.3%, notably reflecting a lower prevalence of illicit trade (partly due to pandemic-related supply disruptions for illicit products); and
•Vietnam, up by 10.0%, mainly reflecting a lower prevalence of illicit trade due to pandemic-related supply disruptions for illicit products;
partly offset by:
•the Philippines, down by 10.7%, primarily reflecting the impact of industry-wide price increases in the fourth quarter of 2020.
PMI's Regional market share decreased by 1.7 points to 19.7%.
PMI's total shipment volume decreased by 1.8% to 142.2 billion units, primarily due to:
•the Philippines, down by 17.6%, mainly reflecting the lower total market and a lower market share (predominantly due to mid-price Fortune, reflecting the impact of price increases in the fourth quarter of 2020, partly offset by Marlboro); and
•Thailand, down by 4.7%, primarily reflecting a lower total market, partly offset by a higher market share driven by L&M 7.1;
partly offset by
•India, up by 43.2%, mainly reflecting a higher market share (driven by Marlboro) and the higher total market;
•Indonesia, up by 4.3%, primarily reflecting the higher total market, partly offset by a lower market share (mainly due to adult smoker down-trading to the 'below tier one' segment as a result of significantly lower retail prices, partly offset by share growth for PMI's premium and hand-rolled portfolio); and
•Pakistan, up by 10.1%, mainly reflecting the higher total market, partly offset by a lower market share.
Fourth-Quarter
The estimated total market in South & Southeast Asia increased, mainly driven by:
•Bangladesh, up by 8.1%, mainly reflecting the same factor as for the full year;
•India, up by 13.1%, mainly reflecting the same factor as for the full year;
•Indonesia, up by 5.4%, primarily reflecting the same factors as for the full year; and
•Pakistan, up by 12.6%, notably reflecting the same factor as for the full year;
partly offset by
•the Philippines, down by 5.5%, primarily reflecting the same factor as for the full year; and
•Thailand, down by 18.4%, mainly reflecting the impact on adult smoker average daily consumption of increased pandemic-related measures, coupled with the impact of excise tax-driven price increases.
PMI's total shipment volume decreased by 1.1% to 36.2 billion units, mainly due to:
•the Philippines, down by 8.5%, primarily reflecting the lower total market and a lower market share (mainly due to the same factors as for the full year); and
•Thailand, down by 23.9%, or by 13.8% excluding the net unfavorable impact of estimated distributor inventory movements, mainly reflecting the lower total market, partly offset by a higher market share (driven by same factor as for the full year);
partly offset by

•Indonesia, up by 4.0%, primarily reflecting the higher total market, partly offset by a lower market share (due to the same factors as for the full year).
EAST ASIA & AUSTRALIA REGION
Full-Year

Financial Summary - Years Ended December 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2021	2020	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 5,953	$ 5,429	9.7%	8.5%	524	62	—	291	171	—

Operating Income	$ 2,556	$ 2,400	6.5%	8.7%	156	(53)	—	291	(2)	(80)
Asset Impairment & Exit Costs (1)	(88)	(26)	-(100)%	-(100)%	(62)	—	—	—	—	(62)
Adjusted Operating Income	$ 2,644	$ 2,426	9.0%	11.2%	218	(53)	—	291	(2)	(18)

Adjusted Operating Income Margin	44.4%	44.7%	(0.3)pp	1.1pp
(1) Included in marketing, administration and research costs at the consolidated operating income level.
Net revenues increased by 8.5% on an organic basis, reflecting: a favorable pricing variance, primarily driven by higher heated tobacco, combustible and device net pricing in Japan, partly offset by lower combustible pricing in Australia; and favorable volume/mix, mainly driven by higher heated tobacco unit volume and favorable device volume/mix in Japan (driven by the launch of IQOS ILUMA), partly offset by unfavorable cigarette mix (mainly in Australia and Japan), lower cigarette volume (primarily in Australia, Japan and South Korea) and unfavorable heated tobacco unit mix in Japan.
Operating income increased by 8.7%, excluding currency and acquisitions, mainly reflecting: a favorable pricing variance; and lower manufacturing costs (primarily related to reduced-risk products in Japan and South Korea); partly offset by higher marketing, administration and research costs (notably due to the launch of IQOS ILUMA in Japan and higher asset impairment and exit costs, mainly related to product distribution restructuring in South Korea). Volume/mix was slightly unfavorable, primarily reflecting unfavorable cigarette mix (mainly in Australia and Japan), lower cigarette volume (primarily in Australia, Japan and South Korea), as well as unfavorable heated tobacco unit mix and device mix in Japan, largely offset by higher heated tobacco unit volume in Japan.
Adjusted operating income increased by 11.2%, on an organic basis. Adjusted operating income margin increased by 1.1 points on the same basis.

Fourth-Quarter

Financial Summary - Quarters Ended December 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2021	2020	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 1,444	$ 1,384	4.3%	7.2%	60	(39)	—	51	48	—

Operating Income	$ 515	$ 608	(15.3)%	(7.6)%	(93)	(47)	—	51	(23)	(74)
Asset Impairment & Exit Costs (1)	(21)	(13)	(61.5)%	(61.5)%	(8)	—	—	—	—	(8)
Adjusted Operating Income	$ 536	$ 621	(13.7)%	(6.1)%	(85)	(47)	—	51	(23)	(66)

Adjusted Operating Income Margin	37.1%	44.9%	(7.8)pp	(5.6)pp
(1) Included in marketing, administration and research costs at the consolidated operating income level.
Net revenues increased by 7.2% on an organic basis, reflecting: a favorable pricing variance, primarily driven by higher device net pricing and combustible pricing in Japan, partly offset by lower combustible pricing in Australia; and favorable volume/mix, mainly driven by higher heated tobacco unit and combustible volume in Japan, partly offset by unfavorable cigarette mix (primarily in Japan).
Operating income decreased by 7.6%, excluding currency and acquisitions, mainly reflecting: higher marketing, administration and research costs (notably due to the launch of IQOS ILUMA in Japan); unfavorable volume/mix, primarily reflecting unfavorable mix for cigarettes, heated tobacco units and devices in Japan, partly offset by higher volume for cigarettes and heated tobacco units in Japan; and higher manufacturing costs (mainly due to reduced-risk products); partially offset by a favorable pricing variance.
Adjusted operating income decreased by 6.1% on an organic basis. Adjusted operating income margin decreased by 5.6 points on the same basis.
Total Market, PMI Shipment & Market Share Commentaries

PMI Shipment Volume	Fourth-Quarter			Full-Year
(million units)	2021	2020	Change	2021	2020	Change
Cigarettes	10,463	9,946	5.2%	43,913	45,100	(2.6)%
Heated Tobacco Units	9,684	9,063	6.9%	38,162	33,862	12.7%
Total East Asia & Australia	20,147	19,009	6.0%	82,075	78,962	3.9%

Full-Year
The estimated total market in East Asia & Australia, excluding China, decreased by 1.4% to 284.7 billion units, mainly due to:
•Australia, down by 11.3%, primarily reflecting the impact of the ending of the pandemic-related wage subsidy by the government, coupled with the impact of pandemic-related restrictions; and
•Japan, down by 2.4%, mainly reflecting the impact of the October 2020 and 2021 excise tax-driven price increases.
PMI's Regional market share, excluding China, increased by 0.3 points to 27.5%.

PMI's total shipment volume increased by 3.9% to 82.1 billion units, mainly driven by:
•Japan, up by 8.0%, or by 1.3% excluding the net favorable impact of estimated distributor inventory movements, primarily reflecting a higher market share (driven by heated tobacco units), partly offset by the lower total market;
partly offset by
•South Korea, down by 4.7%, mainly reflecting a lower market share due mainly to Parliament.
Excluding the net favorable impact of estimated distributor inventory movements, PMI's total in-market sales volume declined by 0.4%.
Fourth-Quarter
The estimated total market in East Asia & Australia, excluding China, increased, mainly driven by:
•Japan, up by 2.1%, primarily reflecting adult smoker in-switching to the cigarette category from cigarillos following cigarillo excise tax harmonization with cigarettes in October 2021, partly offset by the impact of the October 2021 excise tax-driven price increase; and
•South Korea, up by 4.9%, mainly reflecting a favorable comparison versus the fourth quarter of 2020, during which strict pandemic-related social distancing measures impacted adult smoker average daily consumption.
PMI's total shipment volume increased by 6.0% to 20.1 billion units, mainly driven by:
•Japan, up by 10.5%, or by 1.3% excluding the net favorable impact of estimated distributor inventory movements, reflecting the higher total market, partly offset by a lower market share (driven by cigarettes).
Excluding the net favorable impact of estimated distributor inventory movements, PMI's total in-market sales volume increased by 0.4%.
AMERICAS REGION
Full-Year

Financial Summary - Years Ended December 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2021	2020	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 1,843	$ 1,701	8.3%	5.6%	142	46	—	45	45	6

Operating Income	$ 487	$ 564	(13.7)%	(16.8)%	(77)	18	—	45	(4)	(136)
Asset Impairment & Exit Costs (1)	(8)	(9)	11.1%	11.1%	1	—	—	—	—	1
Brazil Indirect Tax Credit (1)	—	119	-(100)%	-(100)%	(119)	—	—	—	—	(119)
Adjusted Operating Income	$ 495	$ 454	9.0%	5.1%	41	18	—	45	(4)	(18)

Adjusted Operating Income Margin	26.9%	26.7%	0.2pp	(0.2)pp

(1) Included in marketing, administration and research costs at the consolidated operating income level.

Net revenues increased by 5.6% on an organic basis, mainly reflecting: a favorable pricing variance, driven by higher combustible pricing (mainly in Argentina and Colombia); and favorable volume/mix, primarily driven by higher cigarette volume (mainly in Brazil and Mexico, partly offset by Argentina) and higher device volume, partially offset by unfavorable cigarette mix (primarily in Brazil).
Operating income decreased by 16.8%, excluding currency and acquisitions, mainly reflecting an unfavorable comparison related to the Brazil indirect tax credit in 2020.
Adjusted operating income increased by 5.1% on an organic basis, primarily reflecting: a favorable pricing variance; and lower marketing, administration and research costs; partly offset by higher manufacturing costs (due to reduced-risk and combustible products). Volume/mix was slightly unfavorable, mainly reflecting unfavorable cigarette mix (notably in Brazil), largely offset by higher cigarette volume (primarily in Brazil and Mexico, partly offset by Argentina).
Adjusted operating income margin decreased by 0.2 points on an organic basis.
Fourth-Quarter

Financial Summary - Quarters Ended December 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2021	2020	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 523	$ 485	7.8%	6.2%	38	8	—	17	8	5

Operating Income	$ 120	$ 236	(49.2)%	(51.7)%	(116)	6	—	17	(1)	(138)
Asset Impairment & Exit Costs (1)	(2)	(5)	60.0%	60.0%	3	—	—	—	—	3
Brazil Indirect Tax Credit (1)	—	119	-(100)%	-(100)%	(119)	—		—	—	(119)
Adjusted Operating Income	$ 122	$ 122	—%	(4.9)%	—	6	—	17	(1)	(22)
Adjusted Operating Income Margin	23.3%	25.2%	(1.9)pp	(2.7)pp
(1) Included in marketing, administration and research costs at the consolidated operating income level.

Net revenues increased by 6.2% on an organic basis, primarily reflecting: a favorable pricing variance driven by combustible products (notably in Argentina); and favorable volume/mix, mainly driven by higher cigarette volume (primarily in Mexico).
Operating income decreased by 51.7%, excluding currency and acquisitions, primarily reflecting an unfavorable comparison related to the Brazil indirect tax credit in 2020.
Adjusted operating income decreased by 4.9% on an organic basis, mainly reflecting: higher manufacturing costs (due to reduced-risk and combustible products); partly offset by a favorable pricing variance. Volume/mix was slightly unfavorable, primarily reflecting unfavorable cigarette mix (notably in Brazil), largely offset by higher cigarette volume (mainly in Mexico).
Adjusted operating income margin decreased by 2.7 points on an organic basis.

Total Market, PMI Shipment & Market Share Commentaries

PMI Shipment Volume	Fourth-Quarter			Full-Year
(million units)	2021	2020	Change	2021	2020	Change
Cigarettes	18,495	18,207	1.6%	64,587	63,749	1.3%
Heated Tobacco Units	110	135	(18.5)%	576	451	27.7%
Total Americas	18,605	18,342	1.4%	65,163	64,200	1.5%

Full-Year
The estimated total market in Americas, excluding the U.S., increased by 2.2% to 193.9 billion units, mainly driven by:
•Argentina, up by 7.4%, primarily reflecting a lower estimated prevalence of illicit trade and a favorable comparison related to retail out-of-stock in the second quarter of 2020 (due to temporary factory shutdowns related to the pandemic), partly offset by the impact of price increases;
•Brazil, up by 3.1%, mainly reflecting a lower estimated prevalence of illicit trade due to reduced price gaps with legal products and the impact of social incentives provided by the government to mitigate the effects of the pandemic; and
•Mexico, up by 4.2%, primarily reflecting the impact on adult smoker average daily consumption of the easing of pandemic-related measures coupled with the impact of increased in-bound tourism;
partly offset by
•Canada, down by 9.3%, notably reflecting the impact of price increases and out-switching from cigarettes to e-vapor products.
PMI's Regional market share, excluding the U.S., decreased by 0.4 points to 33.4%.
PMI's total shipment volume increased by 1.5% to 65.2 billion units, primarily driven by:
•Brazil, up by 5.2%, mainly reflecting the higher total market and a higher market share driven by Chesterfield; and
•Mexico, up by 4.7%, primarily reflecting the higher total market, as well as a higher market share driven by Marlboro;
partly offset by
•Argentina, down by 2.9%, mainly reflecting a lower market share (primarily due to adult smoker down-trading to ultra-low-price brands produced by local manufacturers).
Fourth-Quarter
The estimated total market in Americas, excluding the U.S., increased, primarily driven by:
•Argentina, up by 4.5%, mainly reflecting a lower estimated prevalence of illicit trade, partly offset by the impact of price increases; and
•Mexico, up by 7.6%, primarily reflecting the same factors as for the full year;
partly offset by

•Brazil, down by 2.7%, primarily reflecting the impact of the ending of pandemic-related social incentives by the government, coupled with the impact of price increases; and
•Canada, down by 12.4%, notably reflecting the same factors as for the full year.
PMI's total shipment volume increased by 1.4% to 18.6 billion units, mainly driven by:
•Brazil, up by 2.2%, primarily reflecting a higher market share driven by Chesterfield; and
•Mexico, up by 6.7%, mainly reflecting the higher total market;
partly offset by
•Argentina, down by 4.4%, primarily reflecting a lower market share due to the same factor as for the full year.
OTHER
Following the acquisitions of Fertin Pharma A/S, OtiTopic, Inc. and Vectura Group plc., PMI added the "Other" category in the third quarter of 2021. Business operations for the Other category are managed and evaluated separately from the geographical operating segments.
Full-Year

Financial Summary - Years Ended December 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2021	2020	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 101	$ —	—%	—%	101	—	101	—	—	—

Operating Income / (Loss)	$ (52)	$ —	—%	—%	(52)	—	(1)	—	—	(51)
Asset Acquisition Cost (1)	(51)	—	—%	—%	(51)	—	—	—	—	(51)
Adjusted Operating Income / (Loss)	$ (1)	$ —	—%	—%	(1)	—	(1)	—	—	—

Adjusted Operating Income / (Loss) Margin	(1.0)%	n/a	—pp	—pp

(1) Included in marketing, administration and research costs at the consolidated operating income level.

PMI recorded net revenues of $101 million in the Other category, with approximately 39% of the total coming from Fertin Pharma's nicotine replacement therapy and nicotine-containing oral products businesses.
The operating loss of $52 million primarily reflected a pre-tax charge of $51 million in the third quarter of 2021 related to the OtiTopic transaction. The charge was recorded to research and development costs (within marketing, administration and research costs) and reflected PMI's accounting for the OtiTopic transaction as an asset acquisition, since the in-process research and development of the dry powder inhalation aspirin treatment represented substantially all of the fair value of the gross assets acquired and had no alternative future use. The charge has been excluded from adjusted results.
PMI recorded an adjusted operating loss of $1 million for the Other category, which included the adverse impact of the amortization of intangibles and other acquisition-related costs.

Fourth-Quarter

Financial Summary - Quarters Ended December 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2021	2020	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 101	$ —	—%	—%	101	—	101	—	—	—

Operating Income / (Loss)	$ (1)	$ —	—%	—%	(1)	—	(1)	—	—	—
Adjusted Operating Income / (Loss)	$ (1)	$ —	—%	—%	(1)	—	(1)	—	—	—

Adjusted Operating Income / (Loss) Margin	(1.0)%	n/a	—pp	—pp

PMI recorded net revenues of $101 million and an operating loss of $1 million for the Other category, primarily reflecting the same factors as noted above for the full year.
Note: Results of operations from the acquisition dates through September 30th were included in the fourth quarter. These results were immaterial to PMI's consolidated operations.

Philip Morris International: Delivering a Smoke-Free Future
Philip Morris International (PMI) is a leading international tobacco company working to deliver a smoke-free future and evolving its portfolio for the long-term to include products outside of the tobacco and nicotine sector. The company’s current product portfolio primarily consists of cigarettes and smoke-free products, including heat-not-burn, vapor and oral nicotine products, which are sold in markets outside the U.S. Since 2008, PMI has invested more than USD 9 billion to develop, scientifically substantiate and commercialize innovative smoke-free products for adults who would otherwise continue to smoke, with the goal of completely ending the sale of cigarettes. This includes the building of world-class scientific assessment capabilities, notably in the areas of pre-clinical systems toxicology, clinical and behavioral research, as well as post-market studies. The U.S. Food and Drug Administration (FDA) has authorized the marketing of a version of PMI’s IQOS Platform 1 device and consumables as a Modified Risk Tobacco Product (MRTP), finding that an exposure modification order for these products is appropriate to promote the public health. As of December 31, 2021, PMI's smoke-free products are available for sale in 71 markets, and PMI estimates that approximately 15.3 million adults around the world have already switched to IQOS and stopped smoking. With a strong foundation and significant expertise in life-sciences, in February 2021 PMI announced its ambition to expand into wellness and healthcare areas and deliver innovative products and solutions that aim to address unmet patient and consumer needs. For more information, please visit www.pmi.com and www.pmiscience.com.
Forward-Looking and Cautionary Statements
This press release contains projections of future results and other forward-looking statements. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. In the event that risks or uncertainties materialize, or underlying assumptions prove inaccurate, actual results could vary materially from those contained in such forward-looking statements. Pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, PMI is identifying important factors that, individually or in the aggregate, could cause actual results and outcomes to differ materially from those contained in any forward-looking statements made by PMI.
PMI's business risks include: excise tax increases and discriminatory tax structures; increasing marketing and regulatory restrictions that could reduce our competitiveness, eliminate our ability to communicate with adult consumers, or ban certain of our products in certain markets or countries; health concerns relating to the use of tobacco and other nicotine-containing products and exposure to environmental tobacco smoke; litigation related to tobacco use and intellectual property; intense competition; the effects of global and individual country economic, regulatory and political developments, natural disasters and conflicts; changes in adult smoker behavior; lost revenues as a result of counterfeiting, contraband and cross-border purchases; governmental investigations; unfavorable currency exchange rates and currency devaluations, and limitations on the ability to repatriate funds; adverse changes in applicable corporate tax laws; adverse changes in the cost, availability, and quality of tobacco and other agricultural products and raw materials, as well as components and materials for our electronic devices; and the integrity of its information systems and effectiveness of its data privacy policies. PMI's future profitability may also be adversely affected should it be unsuccessful in its attempts to produce and commercialize reduced-risk products or if regulation or taxation do not differentiate between such products and cigarettes; if it is unable to successfully introduce new products, promote brand equity, enter new markets or improve its margins through increased prices and productivity gains; if it is unable to expand its brand portfolio internally or through acquisitions and the development of strategic business relationships; or if it is unable to attract and retain the best global talent, including women or diverse candidates. Future results are also subject to the lower predictability of our reduced-risk product category's performance.
In addition, PMI’s business risks also include risks and uncertainties related to PMI’s acquisitions of Fertin Pharma A/S (“Fertin”), OtiTopic, Inc. ("OtiTopic") and Vectura Group plc (“Vectura”), including, amongst other things: (1) the possibility that the integration of the operations of Fertin and Vectura with those of PMI may be more difficult and/or take longer than anticipated, and may not accelerate PMI’s desired entry into additional smoke-free and beyond nicotine platforms as quickly as anticipated; (2) the possibility that the respective integrations of Fertin and Vectura into PMI may be more costly than anticipated and may have unanticipated adverse results relating to Fertin, Vectura or PMI’s existing businesses; (3) the inability to gain access to or acquire differentiated proprietary assets, technology and/or pharmaceutical development expertise as anticipated by these acquisitions; (4) risks associated with third-party contracts containing consent and/or other contractual provisions that may be triggered by the acquisitions; (5) the success of the research and development efforts of Fertin, OtiTopic and Vectura, including the ability to obtain regulatory approval for new products, and the ability to commercialize or license these new products; (6) any unanticipated safety, quality or efficacy concerns and the impact of identified concerns associated with the products developed by Fertin, OtiTopic and Vectura; and (7) the ability of PMI to retain key personnel of Fertin and Vectura, or hire key talent to work in the Fertin and Vectura businesses due to their affiliation with PMI.
The ongoing COVID-19 pandemic has created significant societal and economic disruption, and resulted in closures of stores, factories and offices, and restrictions on manufacturing, distribution and travel, all of which may adversely impact our business, results of operations, cash flows and financial position. Our business continuity plans and other safeguards may not be effective to mitigate the impact of the pandemic. Currently, significant risks include our diminished ability to convert adult smokers to our reduced-risk products, significant volume declines in our duty-free business and certain other key markets, disruptions or delays in our manufacturing and supply chain, increased currency volatility, and delays in certain cost saving, transformation and restructuring initiatives. Our business could also be adversely impacted if key personnel or a significant number of employees or business partners become unavailable due to the continuation of the COVID-19 pandemic. The significant adverse impact of COVID-19 on the economic or political conditions in markets in which we operate could result in changes to the preferences of our adult consumers and lower demand for our products, particularly for our mid-price or premium-price brands. Continuation of the pandemic could disrupt our access to the credit markets or increase our borrowing costs. Governments may temporarily be unable to focus on the development of science-based regulatory frameworks for the development and commercialization of reduced-risk products or on the enforcement or implementation of regulations that are significant to our business. In addition, messaging about the potential negative impacts of the use of our products in relation to COVID-19 risks may lead to increasingly restrictive regulatory measures on the sale and use of our products, negatively impact demand for our products, the willingness of adult consumers to switch to our reduced-risk products and our efforts to advocate for the development of science-based regulatory frameworks for the development and commercialization of reduced-risk products.
The impact of these risks also depends on factors beyond our knowledge or control, including the duration and severity of the pandemic, its recurrence in our key markets, actions taken to contain its spread and to mitigate its public health effects, and the ultimate economic consequences thereof.

PMI is further subject to other risks detailed from time to time in its publicly filed documents, including the Form 10-Q for the quarter ended September 30, 2021, and PMI's Annual Report on Form 10-K for the fourth quarter and year ended December 31, 2021, which will be filed in the coming days. PMI cautions that the foregoing list of important factors is not a complete discussion of all potential risks and uncertainties. PMI does not undertake to update any forward-looking statement that it may make from time to time, except in the normal course of its public disclosure obligations.
Key Terms, Definitions and Explanatory Notes
General
•"PMI" refers to Philip Morris International Inc. and its subsidiaries. Trademarks and service marks that are the registered property of, or licensed by, the subsidiaries of PMI, are italicized.
•Comparisons are made to the same prior-year period unless otherwise stated.
•References to total industry, total market, PMI shipment volume and PMI market share performance reflect cigarettes and heated tobacco units, unless otherwise stated.
•References to total international market, defined as worldwide cigarette and heated tobacco unit volume excluding the U.S., total industry, total market and market shares are PMI estimates for tax-paid products based on the latest available data from a number of internal and external sources and may, in defined instances, exclude the People's Republic of China and/or PMI's duty free business.
•2020 and 2021 estimates for total industry volume and market share in certain geographies reflect limitations on the availability and accuracy of industry data during pandemic-related restrictions.
•"Combustible products" is the term PMI uses to refer to cigarettes and OTP, combined.
•In-market sales, or "IMS," is defined as sales to the retail channel, depending on the market and distribution model.
•"Total shipment volume" is defined as the combined total of cigarette shipment volume and heated tobacco unit shipment volume.
•"Americas" refers to the former Latin America & Canada segment, which was renamed as the Americas segment as of the third quarter of 2021. References to "Americas" may, in defined instances, exclude the U.S.
•"North Africa" is defined as Algeria, Egypt, Libya, Morocco and Tunisia.
•"The GCC" (Gulf Cooperation Council) is defined as Bahrain, Kuwait, Oman, Qatar, Saudi Arabia and the United Arab Emirates (UAE).
•"Southeast Europe" is defined as Albania, Bosnia & Herzegovina, Kosovo, Montenegro, North Macedonia and Serbia.
•Following the acquisitions of Fertin Pharma A/S, OtiTopic, Inc. and Vectura Group plc., PMI added the "Other" category in the third quarter of 2021. Business operations for the Other category are managed and evaluated separately from the geographical operating segments.
•Following the deconsolidation of PMI's Canadian subsidiary, Rothmans, Benson & Hedges, Inc. (RBH) on March 22, 2019, PMI continues to report the volume of brands sold by RBH for which other PMI subsidiaries are the trademark owner. These include HEETS, Next, Philip Morris and Rooftop.
•From time to time, PMI’s shipment volumes are subject to the impact of distributor inventory movements, and estimated total industry/market volumes are subject to the impact of inventory movements in various trade channels that include estimated trade inventory movements of PMI’s competitors arising from market-specific factors that significantly distort reported volume disclosures. Such factors may include changes to the manufacturing supply chain, shipment methods, consumer demand, timing of excise tax increases or other influences that may affect the timing of sales to customers. In such instances, in addition to reviewing PMI shipment volumes and certain estimated total industry/market volumes on a reported basis, management reviews these measures on an adjusted basis that excludes the impact of distributor and/or estimated trade inventory movements. Management also believes that disclosing PMI shipment volumes and estimated total industry/market volumes in such circumstances on a basis that excludes the impact of distributor and/or estimated trade inventory movements, such as on an IMS basis, improves the comparability of performance and trends for these measures over different reporting periods.

Financial
•Net revenues related to combustible products refer to the operating revenues generated from the sale of these products, including shipping and handling charges billed to customers, net of sales and promotion incentives, and excise taxes. PMI recognizes revenue when control is transferred to the customer, typically either upon shipment or delivery of goods.
•Net revenues related to RRPs represent the sale of heated tobacco units, heat-not-burn devices and related accessories, and other nicotine-containing products, primarily e-vapor and oral nicotine products, including shipping and handling charges billed to customers, net of sales and promotion incentives, and excise taxes. PMI recognizes revenue when control is transferred to the customer, typically either upon shipment or delivery of goods.
•Net revenues in the Other category primarily consist of operating revenues generated from the sale of inhaled therapeutics, and oral and intra-oral delivery systems, resulting from the third quarter 2021 acquisitions of Fertin Pharma A/S, OtiTopic, Inc. and Vectura Group plc.
•Adjusted net revenues exclude the impact related to the Saudi Arabia customs assessments.
•"Cost of sales" consists principally of: tobacco leaf, non-tobacco raw materials, labor and manufacturing costs; shipping and handling costs; and the cost of devices produced by third-party electronics manufacturing service providers. Estimated costs associated with device warranty programs are generally provided for in cost of sales in the period the related revenues are recognized.
•"Marketing, administration and research costs" include the costs of marketing and selling our products, other costs generally not related to the manufacture of our products (including general corporate expenses), and costs incurred to develop new products. The most significant components of our marketing, administration and research costs are marketing and sales expenses and general and administrative expenses.
•"Cost/Other" in the Consolidated Financial Summary table of total PMI and the six geographical segments of this release reflects the currency-neutral variances of: cost of sales (excluding the volume/mix cost component); marketing, administration and research costs (including asset impairment and exit costs); and amortization of intangibles. “Cost/Other” also includes the currency-neutral net revenue variance, unrelated to volume/mix and price components, attributable to: fees for certain distribution rights billed to customers in certain markets in the ME&A Region and the Saudi Arabia customs assessment net revenue adjustment.
•"Adjusted Operating Income Margin" is calculated as adjusted operating income, divided by adjusted net revenues.
•"Adjusted EBITDA" is defined as earnings before interest, taxes, depreciation, amortization and equity (income)/loss in unconsolidated subsidiaries, excluding asset impairment and exit costs, and unusual items.
•"Net debt" is defined as total debt, less cash and cash equivalents.
•Growth rates presented on an organic basis reflect currency-neutral underlying results.
•Management reviews net revenues, operating income, operating income margin, operating cash flow and earnings per share, or "EPS," on an adjusted basis, which may exclude the impact of currency and other items such as acquisitions, asset impairment and exit costs, tax items and other special items. Currency-neutral and organic growth rates reflect the way management views underlying performance for these measures. PMI believes that such measures provide useful insight into underlying business trends and results. Management reviews these measures because they exclude changes in currency exchange rates and other factors that may distort underlying business trends, thereby improving the comparability of PMI’s business performance between reporting periods. Furthermore, PMI uses several of these measures in its management compensation program to promote internal fairness and a disciplined assessment of performance against company targets. PMI discloses these measures to enable investors to view the business through the eyes of management.
•Non-GAAP measures used in this release should neither be considered in isolation nor as a substitute for the financial measures prepared in accordance with U.S. GAAP. For a reconciliation of non-GAAP measures to the most directly comparable U.S. GAAP measures, see the relevant schedules provided with this press release.
•U.S. GAAP Treatment of Argentina as a Highly Inflationary Economy. Following the categorization of Argentina by the International Practices Task Force of the Center for Audit Quality as a country with a three-year cumulative inflation rate greater than 100%, the country is considered highly inflationary in accordance with U.S. GAAP. Consequently, PMI began to account for the operations of its Argentinian affiliates as highly inflationary, and to treat the U.S. dollar as the functional currency of the affiliates, effective July 1, 2018.
•"Fair value adjustment for equity security investments" reflects the adjustment resulting from share price movements in passive investments for publicly traded entities that are not controlled or influenced by PMI. Under U.S. GAAP, such adjustments are required, since January 1, 2018, to be reflected directly in the income statement.
Reduced-Risk Products
•Reduced-risk products (“RRPs”) is the term PMI uses to refer to products that present, are likely to present, or have the potential to present less risk of harm to smokers who switch to these products versus continuing smoking. PMI has a range of RRPs in various stages of development, scientific assessment and commercialization. PMI's RRPs are smoke-free products that contain and/or generate far lower quantities of harmful and potentially harmful constituents than found in cigarette smoke.
•"Heated tobacco units," or "HTUs," is the term PMI uses to refer to heated tobacco consumables, which include the company's HEETS, HEETS Creations, HEETS Dimensions, HEETS Marlboro and HEETS FROM MARLBORO (defined collectively as HEETS), Marlboro Dimensions, Marlboro HeatSticks, Parliament HeatSticks and TEREA, as well as the KT&G-licensed brands, Fiit and Miix (outside of South Korea).
•Market share for HTUs is defined as the total sales volume for HTUs as a percentage of the total estimated sales volume for cigarettes and HTUs.
•Unless otherwise stated, all references to IQOS are to PMI's Platform 1 IQOS devices and heated tobacco consumables.
•IQOS heat-not-burn devices are precisely controlled heating devices into which a specially designed and proprietary tobacco units are inserted and heated to generate an aerosol.
•"PMI heat-not-burn products" include licensed KT&G heat-not-burn products.
•"PMI HTUs" include licensed KT&G HTUs.
•“Total IQOS users” is defined as the estimated number of Legal Age (minimum 18 years) users of PMI heat-not-burn products for which PMI HTUs represented at least 5% of their daily tobacco consumption over the past seven days.
The estimated number of adults who have "switched to IQOS and stopped smoking" reflects:
•for markets where there are no heat-not-burn products other than PMI heat-not-burn products: daily individual consumption of PMI HTUs represents the totality of their daily tobacco consumption in the past seven days;
•for markets where PMI heat-not-burn products are among other heat-not-burn products: daily individual consumption of HTUs represents the totality of their daily tobacco consumption in the past seven days, of which at least 70% is PMI HTUs.
Note: The above IQOS user metrics reflect PMI estimates based on consumer claims and sample-based statistical assessments, the accuracy and reliability of which may vary based on individual market maturity and availability of information. The average margin of error for IQOS users in key volume markets is +/-5% at a 95% Confidence Interval.
As of December 2020, PMI heat-not-burn products and HTUs include licensed KT&G heat-not-burn products and HTUs, respectively.
IQOS in the United States
•On April 30, 2019, the U.S. Food and Drug Administration (FDA) announced that the marketing of a version of PMI's Platform 1 product, namely, IQOS 2.4, together with its heated tobacco units (the term PMI uses to refer to heated tobacco consumables), is appropriate for the protection of public health and authorized it for sale in the U.S. The FDA’s decision followed its comprehensive assessment of PMI’s premarket tobacco product applications (PMTAs) submitted to the Agency in 2017.
•In the third quarter of 2019, PMI brought IQOS 2.4 and three variants of its heated tobacco units to the U.S. through its license with Altria Group, Inc., whose subsidiary, Philip Morris USA Inc., is responsible for marketing the product and complying with the provisions set forth in the FDA's marketing orders.
•On July 7, 2020, the FDA authorized the marketing of a version of PMI's Platform 1 product, namely, IQOS

2.4, together with its heated tobacco units, as a Modified Risk Tobacco Product (MRTP). In doing so, the agency found that an IQOS exposure modification order is appropriate to promote the public health. The decision followed a review of the extensive scientific evidence package PMI submitted to the FDA in December 2016 to support its MRTP applications.
•On December 7, 2020, the FDA confirmed that the marketing of a version of PMI's Platform 1 product, namely, IQOS 3, is appropriate for the protection of public health and authorized it for sale in the U.S. The FDA’s decision followed an assessment of a PMI's PMTA filed with the agency in March 2020.
•On November 29, 2021, an importation ban and cease-and-desist orders imposed by the U.S. International Trade Commission (ITC) relating to IQOS Platform 1 products (including consumables and infringing components) went into effect. As a result, IQOS is not currently available for sale in the U.S. PMI has appealed the patent and statutory issues related to the ITC's Final Determination, and also has contingency plans underway, including domestic production. PMI hopes to be able to resume U.S. supply in the first half of 2023. For more details on the ITC case and related legal matters, please refer to PMI's Form 10-K for 2021, which the company plans to file with the SEC in the coming days. Note: The ITC decision has no bearing outside the U.S.; competitor lawsuits based on the same patent families have repeatedly and universally failed in European courts and the European Patent Office.
•Shipment volume of heated tobacco units to the U.S. is included in the heated tobacco unit shipment volume of the Americas segment. Revenues from shipments of Platform 1 devices, heated tobacco units and accessories to Altria Group, Inc. for sale under license in the U.S. are included in Net Revenues of the Americas.

																	Appendix 1
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Key Market Data

Quarters Ended December 31,
Market	Total Market, bio units			PMI Shipments, bio units									PMI Market Share, % (1)
				Total			Cigarette			HTU			Total			HTU
	2021	2020	% Change	2021	2020	% Change	2021	2020	% Change	2021	2020	% Change	2021	2020	pp Change	2021	2020	pp Change

Total	665.7	653.6	1.9	183.8	176.4	4.2	158.4	154.7	2.4	25.4	21.7	17.0	27.4	27.3	0.1	3.5	3.1	0.4

European Union
France	8.0	8.6	(6.6)	3.6	3.6	(0.7)	3.5	3.6	(0.5)	—	0.1	(12.7)	44.3	44.9	(0.6)	0.8	0.6	0.2
Germany	17.6	18.2	(3.5)	7.0	7.1	(2.1)	6.4	6.6	(4.4)	0.6	0.5	30.5	39.6	39.0	0.6	3.5	2.6	0.9
Italy	17.5	16.6	5.1	9.7	7.9	23.2	7.3	6.3	15.3	2.4	1.6	54.9	53.3	52.6	0.7	12.7	9.6	3.1
Poland	12.1	10.6	13.7	4.5	4.1	8.0	3.6	3.4	6.7	0.9	0.8	13.9	37.1	39.0	(1.9)	7.4	7.4	—
Spain	10.5	10.1	3.5	3.0	3.1	(3.8)	2.8	3.0	(5.7)	0.2	0.1	52.2	30.0	31.2	(1.2)	1.3	1.1	0.2

Eastern Europe
Russia	52.9	55.7	(5.1)	16.8	17.6	(4.7)	12.1	13.3	(9.0)	4.6	4.3	8.5	32.1	32.3	(0.2)	8.0	7.2	0.8

Middle East & Africa
Saudi Arabia	4.9	5.8	(15.5)	2.3	2.9	(20.0)	2.3	2.8	(20.3)	0.1	0.1	(2.9)	41.9	40.4	1.5	1.2	0.5	0.7
Turkey	33.0	28.4	16.1	15.2	12.2	24.8	15.2	12.2	24.8	—	—	—	46.0	43.0	3.0	—	—	—

South & Southeast Asia
Indonesia	78.8	74.8	5.4	22.0	21.2	4.0	22.0	21.2	4.0	—	—	—	27.9	28.3	(0.4)	—	—	—
Philippines	14.2	15.0	(5.5)	8.7	9.5	(8.5)	8.7	9.5	(8.7)	—	—	—	61.4	63.5	(2.1)	0.3	0.2	0.1

East Asia & Australia
Australia	2.6	2.6	(1.4)	0.8	0.8	2.3	0.8	0.8	2.3	—	—	—	32.2	31.1	1.1	—	—	—
Japan	32.2	31.5	2.1	13.7	12.4	10.5	5.3	4.5	16.9	8.4	7.8	6.8	38.1	38.4	(0.3)	22.8	22.0	0.8
South Korea	17.6	16.8	4.9	3.4	3.5	(2.6)	2.2	2.4	(7.0)	1.2	1.1	6.7	19.5	20.8	(1.3)	6.8	6.7	0.1

Americas
Argentina	9.7	9.3	4.5	5.3	5.6	(4.4)	5.3	5.6	(4.4)	—	—	—	54.7	59.8	(5.1)	—	—	—
Mexico	9.4	8.7	7.6	6.3	5.9	6.7	6.3	5.9	6.6	—	—	—	67.3	67.9	(0.6)	0.3	0.2	0.1

(1) Market share estimates are calculated using IMS data
Note: % change for Total Market and PMI shipments is computed based on millions of units. "-" indicates volume below 50 million units and market share below 0.1%

																	Appendix 2
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Key Market Data

Years Ended December 31,
Market	Total Market, bio units			PMI Shipments, bio units									PMI Market Share, % (1)
				Total			Cigarette			HTU			Total			HTU
	2021	2020	% Change	2021	2020	% Change	2021	2020	% Change	2021	2020	% Change	2021	2020	pp Change	2021	2020	pp Change

Total	2,613.2	2,551.1	2.4	719.9	704.6	2.2	624.9	628.5	(0.6)	95.0	76.1	24.8	27.3	27.7	(0.4)	3.5	3.0	0.5

European Union
France	34.3	36.6	(6.2)	15.2	16.3	(6.6)	15.0	16.1	(7.0)	0.2	0.2	22.5	43.9	44.9	(1.0)	0.7	0.5	0.2
Germany	74.1	74.6	(0.8)	28.6	29.1	(1.6)	26.3	27.4	(4.1)	2.3	1.6	40.2	38.6	39.0	(0.4)	3.1	2.2	0.9
Italy	70.4	67.4	4.4	38.6	34.6	11.5	29.7	29.0	2.2	8.9	5.6	60.5	53.0	52.2	0.8	11.5	8.1	3.4
Poland	49.3	45.6	8.1	18.4	17.8	3.7	15.3	15.4	(0.7)	3.1	2.4	31.9	37.3	39.0	(1.7)	6.3	5.2	1.1
Spain	42.7	41.8	1.9	13.2	13.2	(0.1)	12.6	12.8	(0.9)	0.5	0.4	26.3	31.1	31.4	(0.3)	1.2	1.0	0.2

Eastern Europe
Russia	216.8	219.1	(1.0)	68.8	69.2	(0.5)	52.5	55.6	(5.6)	16.3	13.6	20.0	31.7	32.3	(0.6)	7.4	6.3	1.1

Middle East & Africa
Saudi Arabia	21.1	21.7	(2.7)	8.9	9.1	(2.7)	8.7	9.0	(4.0)	0.2	0.1	+100	41.6	39.0	2.6	1.0	0.3	0.7
Turkey	124.2	114.8	8.2	55.7	47.5	17.2	55.7	47.5	17.2	—	—	—	44.8	41.3	3.5	—	—	—

South & Southeast Asia
Indonesia	296.2	276.2	7.2	82.8	79.5	4.3	82.8	79.5	4.3	—	—	—	28.0	28.8	(0.8)	—	—	—
Philippines	55.4	62.1	(10.7)	34.4	41.7	(17.6)	34.2	41.7	(17.9)	0.2	—	—	62.0	67.2	(5.2)	0.3	0.1	0.2

East Asia & Australia
Australia	9.7	11.0	(11.3)	3.1	3.3	(4.2)	3.1	3.3	(4.2)	—	—	—	32.3	29.9	2.4	—	—	—
Japan	139.5	142.9	(2.4)	55.2	51.1	8.0	22.1	22.2	(0.5)	33.1	28.9	14.5	38.5	37.1	1.4	22.9	20.4	2.5
South Korea	71.7	71.6	0.1	14.1	14.8	(4.7)	9.4	10.2	(7.4)	4.7	4.6	1.4	19.7	20.7	(1.0)	6.5	6.5	—

Americas
Argentina	36.1	33.6	7.4	19.9	20.5	(2.9)	19.9	20.5	(2.9)	—	—	—	55.1	61.0	(5.9)	—	—	—
Mexico	32.0	30.7	4.2	20.5	19.5	4.7	20.4	19.5	4.6	0.1	0.1	47.8	64.0	63.7	0.3	0.3	0.2	0.1

(1) Market share estimates are calculated using IMS data
Note: % change for Total Market and PMI shipments is computed based on millions of units. "-" indicates volume below 50 million units and market share below 0.1%

				Schedule 1
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Diluted Earnings Per Share (EPS)
($ in millions, except per share data) / (Unaudited)

Quarters Ended		Diluted EPS	Years Ended
December 31,			December 31,
$1.34		2021 Diluted Earnings Per Share (1)	$5.83
$1.27		2020 Diluted Earnings Per Share (1)	$5.16
$0.07		Change	$0.67
5.5%		% Change	13.0%

		Reconciliation:
$1.27		2020 Diluted Earnings Per Share (1)	$5.16
0.04		2020 Asset impairment and exit costs	0.08
(0.05)		2020 Brazil indirect tax credit	(0.05)
—		2020 Fair value adjustment for equity security investments	0.04
—		2020 Tax items	(0.06)
(0.02)		2021 Asset impairment and exit costs	(0.12)
—		2021 Saudi Arabia customs assessments	(0.14)
—		2021 Asset acquisition cost	(0.03)
0.01		2021 Equity investee ownership dilution	0.04
—		2021 Tax items	—
(0.06)		Currency	0.12
0.01		Interest	—
0.01		Change in tax rate	0.08
0.13		Operations (2)	0.71
$1.34		2021 Diluted Earnings Per Share (1)	$5.83

(1) Basic and diluted EPS were calculated using the following (in millions):

Quarters Ended			Years Ended
December 31,			December 31,
2021	2020		2021	2020
$ 2,093	$ 1,976	Net Earnings attributable to PMI	$ 9,109	$ 8,056
5	5	Less: Distributed and undistributed earnings attributable to share-based payment awards	26	20
$ 2,088	$ 1,971	Net Earnings for basic and diluted EPS	$ 9,083	$ 8,036

1,556	1,557	Weighted-average shares for basic EPS	1,558	1,557
1	1	Plus Contingently Issuable Performance Stock Units	1	1
1,557	1,558	Weighted-average shares for diluted EPS	1,559	1,558

(2) Includes the impact of shares outstanding and share-based payments

						Schedule 2
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Reported Diluted EPS to Reported Diluted EPS, excluding Currency, and Reconciliation of Reported Diluted EPS to Adjusted Diluted EPS, excluding Currency
(Unaudited)

Quarters Ended December 31,				Years Ended December 31,
2021	2020	% Change		2021	2020	% Change
$ 1.34	$ 1.27	5.5%	Reported Diluted EPS	$ 5.83	$ 5.16	13.0%
(0.06)			Less: Currency	0.12
$ 1.40	$ 1.27	10.2%	Reported Diluted EPS, excluding Currency	$ 5.71	$ 5.16	10.7%

Quarters Ended December 31,				Years Ended December 31,
2021	2020	% Change		2021	2020	% Change
$ 1.34	$ 1.27	5.5%	Reported Diluted EPS	$ 5.83	$ 5.16	13.0%
—	—		Saudi Arabia customs assessments	0.14	—
0.02	0.04		Asset impairment and exit costs	0.12	0.08
—	—		Asset acquisition cost	0.03	—
(0.01)	—		Equity investee ownership dilution	(0.04)	—
—	—		Fair value adjustment for equity security investments	—	0.04
—	—		Tax items	—	(0.06)
—	(0.05)		Brazil indirect tax credit	—	(0.05)
$ 1.35	$ 1.26	7.1%	Adjusted Diluted EPS	$ 6.08	$ 5.17	17.6%
(0.06)			Less: Currency	0.12
$ 1.41	$ 1.26	11.9%	Adjusted Diluted EPS, excluding Currency	$ 5.96	$ 5.17	15.3%

								Schedule 3
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Net Revenues by Product Category and Adjustments of Net Revenues for the Impact of Currency and Acquisitions
($ in millions) / (Unaudited)

Net Revenues	Currency	Net Revenues excluding Currency	Acquisitions	Net Revenues excluding Currency & Acquisitions	Quarters Ended December 31,	Net Revenues	Total	Excluding Currency	Excluding Currency & Acquisitions

2021					Combustible Products	2020	% Change
$ 1,928	$ (20)	$ 1,948	$ —	$ 1,948	European Union	$ 1,953	(1.3)%	(0.3)%	(0.3)%
559	25	534	—	534	Eastern Europe	569	(1.8)%	(6.2)%	(6.2)%
940	(49)	989	—	989	Middle East & Africa	735	27.9%	34.6%	34.6%
1,108	(3)	1,111	—	1,111	South & Southeast Asia	1,184	(6.4)%	(6.1)%	(6.1)%
564	(9)	573	—	573	East Asia & Australia	592	(4.7)%	(3.1)%	(3.1)%
513	8	505	—	505	Americas	474	8.1%	6.5%	6.5%
$ 5,612	$ (49)	$ 5,661	$ —	$ 5,661	Total Combustible	$ 5,507	1.9%	2.8%	2.8%

2021					Reduced-Risk Products	2020	% Change
$ 1,097	$ (13)	$ 1,110	$ 6	$ 1,104	European Union	$ 789	39.1%	40.7%	40.0%
353	17	336	—	336	Eastern Europe	339	4.2%	(0.8)%	(0.8)%
47	—	47	—	47	Middle East & Africa	5	+100%	+100%	+100%
4	—	4	—	4	South & Southeast Asia	1	+100%	+100%	+100%
880	(30)	910	—	910	East Asia & Australia	792	11.0%	14.8%	14.8%
10	—	10	—	10	Americas	11	(5.4)%	(7.3)%	(7.3)%
$ 2,391	$ (25)	$ 2,416	$ 6	$ 2,410	Total RRPs	$ 1,937	23.4%	24.7%	24.4%

2021					Other	2020	% Change
$ 101	$ —	$101	$101	$ —	Other	$ —	—%	—%	—%

2021					PMI	2020	% Change
$ 3,025	$ (33)	$ 3,058	$ 6	$ 3,052	European Union	$ 2,742	10.3%	11.5%	11.3%
912	42	870	—	870	Eastern Europe	908	0.4%	(4.2)%	(4.2)%
987	(49)	1,036	—	1,036	Middle East & Africa	740	33.4%	40.0%	40.0%
1,112	(3)	1,115	—	1,115	South & Southeast Asia	1,185	(6.2)%	(5.9)%	(5.9)%
1,444	(39)	1,483	—	1,483	East Asia & Australia	1,384	4.3%	7.2%	7.2%
523	8	515	—	515	Americas	485	7.8%	6.2%	6.2%
101	—	101	101	—	Other	—	—%	—%	—%
$ 8,104	$ (74)	$ 8,178	$107	$ 8,071	Total PMI	$ 7,444	8.9%	9.9%	8.4%
Note: Sum of product categories or Regions might not foot to Total PMI due to roundings. "-" indicates amounts between -$0.5 million and +$0.5 million

									Schedule 4
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Net Revenues by Product Category and Adjustments of Net Revenues for the Impact of Currency and Acquisitions
($ in millions) / (Unaudited)

Net Revenues		Currency	Net Revenues excluding Currency	Acquisitions	Net Revenues excluding Currency & Acquisitions	Years Ended December 31,	Net Revenues	Total	Excluding Currency	Excluding Currency & Acquisitions

2021						Combustible Products	2020	% Change
$ 8,211		$ 425	$ 7,786	$ —	$ 7,786	European Union	$ 8,053	2.0%	(3.3)%	(3.3)%
2,240		(4)	2,244	—	2,244	Eastern Europe	2,250	(0.4)%	(0.3)%	(0.3)%
3,148	(1)	(116)	3,264	—	3,264	Middle East & Africa	3,031	3.9%	7.7%	7.7%
4,385		99	4,286	—	4,286	South & Southeast Asia	4,395	(0.2)%	(2.5)%	(2.5)%
2,414		55	2,359	—	2,359	East Asia & Australia	2,468	(2.2)%	(4.4)%	(4.4)%
1,790		45	1,745	—	1,745	Americas	1,670	7.2%	4.5%	4.5%
$ 22,190		$ 504	$ 21,686	$ —	$ 21,686	Total Combustible	$ 21,867	1.5%	(0.8)%	(0.8)%

2021						Reduced-Risk Products	2020	% Change
$ 4,064		$ 193	$ 3,871	$ 8	$ 3,863	European Union	$ 2,649	53.4%	46.1%	45.8%
1,304		(28)	1,332	—	1,332	Eastern Europe	1,128	15.6%	18.1%	18.1%
145		1	144	—	144	Middle East & Africa	57	+100%	+100%	+100%
11		—	11	—	11	South & Southeast Asia	1	+100%	+100%	+100%
3,539		7	3,532	—	3,532	East Asia & Australia	2,961	19.5%	19.3%	19.3%
53		1	52	—	52	Americas	31	68.0%	64.0%	64.0%
$ 9,115		$ 174	$ 8,940	$ 8	$ 8,932	Total RRPs	$ 6,827	33.5%	30.9%	30.8%

2021						Other	2020	% Change
$ 101		$ —	$101	$101	$ —	Other	$ —	—%	—%	—%

2021						PMI	2020	% Change
$ 12,275		$ 618	$ 11,657	$ 8	$ 11,649	European Union	$ 10,702	14.7%	8.9%	8.8%
3,544		(32)	3,576	—	3,576	Eastern Europe	3,378	4.9%	5.9%	5.9%
3,293	(1)	(115)	3,408	—	3,408	Middle East & Africa	3,088	6.6%	10.4%	10.4%
4,396		99	4,297	—	4,297	South & Southeast Asia	4,396	—%	(2.3)%	(2.3)%
5,953		62	5,891	—	5,891	East Asia & Australia	5,429	9.7%	8.5%	8.5%
1,843		46	1,797	—	1,797	Americas	1,701	8.3%	5.6%	5.6%
101		—	101	101	—	Other	—	—%	—%	—%
$ 31,405		$ 678	$ 30,727	$109	$ 30,618	Total PMI	$ 28,694	9.4%	7.1%	6.7%
(1) Includes a reduction in net revenues of $246 million related to the Saudi Arabia customs assessments
Note: Sum of product categories or Regions might not foot to Total PMI due to roundings. "-" indicates amounts between -$0.5 million and +$0.5 million

													Schedule 5
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Net Revenues to Adjusted Net Revenues, excluding Currency and Acquisitions
($ in millions) / (Unaudited)

Net Revenues	Special Items		Adjusted Net Revenues	Currency	Adjusted Net Revenues excluding Currency	Acqui-sitions	Adjusted Net Revenues excluding Currency & Acqui-sitions		Net Revenues	Special Items	Adjusted Net Revenues	Total	Excluding Currency	Excluding Currency & Acqui-sitions

2021								Quarters Ended December 31,	2020			% Change
$ 3,025	$ —		$ 3,025	$ (33)	$ 3,058	$ 6	$ 3,052	European Union	$ 2,742	$ —	$ 2,742	10.3%	11.5%	11.3%
912	—		912	42	870	—	870	Eastern Europe	908	—	908	0.4%	(4.2)%	(4.2)%
987	—		987	(49)	1,036	—	1,036	Middle East & Africa	740	—	740	33.4%	40.0%	40.0%
1,112	—		1,112	(3)	1,115	—	1,115	South & Southeast Asia	1,185	—	1,185	(6.2)%	(5.9)%	(5.9)%
1,444	—		1,444	(39)	1,483	—	1,483	East Asia & Australia	1,384	—	1,384	4.3%	7.2%	7.2%
523	—		523	8	515	—	515	Americas	485	—	485	7.8%	6.2%	6.2%
101	—		101	—	101	101	—	Other	—	—	—	—%	—%	—%
$ 8,104	$ —		$ 8,104	$ (74)	$ 8,178	$ 107	$ 8,071	Total PMI	$ 7,444	$ —	$ 7,444	8.9%	9.9%	8.4%

2021								Years Ended December 31,	2020			% Change
$ 12,275	$ —		$ 12,275	$ 618	$ 11,657	$ 8	$ 11,649	European Union	$ 10,702	$ —	$ 10,702	14.7%	8.9%	8.8%
3,544	—		3,544	(32)	3,576	—	3,576	Eastern Europe	3,378	—	3,378	4.9%	5.9%	5.9%
3,293	(246)	(1)	3,539	(115)	3,654	—	3,654	Middle East & Africa	3,088	—	3,088	14.6%	18.3%	18.3%
4,396	—		4,396	99	4,297	—	4,297	South & Southeast Asia	4,396	—	4,396	—%	(2.3)%	(2.3)%
5,953	—		5,953	62	5,891	—	5,891	East Asia & Australia	5,429	—	5,429	9.7%	8.5%	8.5%
1,843	—		1,843	46	1,797	—	1,797	Americas	1,701	—	1,701	8.3%	5.6%	5.6%
101	—		101	—	101	101	—	Other	—	—	—	—%	—%	—%
$ 31,405	$ (246)		$ 31,651	$ 678	$ 30,973	$ 109	$ 30,864	Total PMI	$ 28,694	$ —	$ 28,694	10.3%	7.9%	7.6%

(1) Represents the Saudi Arabia customs assessments

										Schedule 6
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Adjustments of Operating Income for the Impact of Currency and Acquisitions
($ in millions) / (Unaudited)

Operating Income		Currency	Operating Income excluding Currency	Acquisitions	Operating Income excluding Currency & Acquisitions		Operating Income		Total	Excluding Currency	Excluding Currency & Acquisitions

2021						Quarters Ended December 31,	2020		% Change
$ 1,308	(1)	$ (29)	$ 1,337	$ 2	$ 1,335	European Union	$ 1,174	(2)	11.4%	13.9%	13.7%
300	(1)	9	291	—	291	Eastern Europe	261	(2)	14.9%	11.5%	11.5%
407	(1)	(50)	457	—	457	Middle East & Africa	207	(2)	96.6%	+100%	+100%
298	(1)	—	298	—	298	South & Southeast Asia	419	(2)	(28.9)%	(28.9)%	(28.9)%
515	(1)	(47)	562	—	562	East Asia & Australia	608	(2)	(15.3)%	(7.6)%	(7.6)%
120	(1)	6	114	—	114	Americas	236	(3)	(49.2)%	(51.7)%	(51.7)%
(1)		—	(1)	(1)	—	Other	—		—%	—%	—%
$ 2,947		$ (111)	$ 3,058	$ 1	$ 3,057	Total PMI	$ 2,905		1.4%	5.3%	5.2%

2021						Years Ended December 31,	2020		% Change
$ 6,119	(4)	$ 384	$ 5,735	$ 2	$ 5,733	European Union	$ 5,098	(7)	20.0%	12.5%	12.5%
1,213	(4)	7	1,206	—	1,206	Eastern Europe	871	(7)	39.3%	38.5%	38.5%
1,146	(5)	(124)	1,270	—	1,270	Middle East & Africa	1,026	(7)	11.7%	23.8%	23.8%
1,506	(4)	36	1,470	—	1,470	South & Southeast Asia	1,709	(7)	(11.9)%	(14.0)%	(14.0)%
2,556	(4)	(53)	2,609	—	2,609	East Asia & Australia	2,400	(7)	6.5%	8.7%	8.7%
487	(4)	18	469	—	469	Americas	564	(8)	(13.7)%	(16.8)%	(16.8)%
(52)	(6)	—	(52)	(1)	(51)	Other	—		—%	—%	—%
$ 12,975		$ 268	$ 12,707	$ 1	$ 12,706	Total PMI	$ 11,668		11.2%	8.9%	8.9%

(1) Includes asset impairment and exit costs: EU ($12 million), EE ($3 million), ME&A ($4 million), S&SA ($4 million), EA&A ($21 million) and AMCS ($2 million)
(2) Includes asset impairment and exit costs: EU ($30 million), EE ($8 million), ME&A ($10 million), S&SA ($12 million), EA&A ($13 million)
(3) Includes the Brazil indirect tax credit $119 million and asset impairment and exit costs ($5 million)
(4) Includes asset impairment and exit costs: EU ($68 million), EE ($14 million), S&SA ($21 million), EA&A ($88 million) and AMCS ($8 million)
(5) Includes the Saudi Arabia customs assessments ($246 million) and asset impairment and exit costs ($17 million)
(6) Includes asset acquisition cost ($51 million) related to OtiTopic Inc. in August 2021
(7) Includes asset impairment and exit costs: EU ($57 million), EE ($15 million), ME&A ($19 million), S&SA ($23 million), EA&A ($26 million)
(8) Includes the Brazil indirect tax credit $119 million and asset impairment and exit costs ($9 million)

														Schedule 7
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Operating Income to Adjusted Operating Income, excluding Currency and Acquisitions
($ in millions) / (Unaudited)

Operating Income	Asset Impairment & Exit Costs and Others		Adjusted Operating Income	Currency	Adjusted Operating Income excluding Currency	Acqui-sitions	Adjusted Operating Income excluding Currency & Acqui-sitions		Operating Income	Asset Impairment & Exit Costs		Adjusted Operating Income	Total	Excluding Currency	Excluding Currency & Acqui-sitions

2021								Quarters Ended December 31,	2020				% Change
$ 1,308	$ (12)	(1)	$ 1,320	$ (29)	$ 1,349	$ 2	$ 1,347	European Union	$ 1,174	$ (30)	(1)	$ 1,204	9.6%	12.0%	11.9%
300	(3)	(1)	303	9	294	—	294	Eastern Europe	261	(8)	(1)	269	12.6%	9.3%	9.3%
407	(4)	(1)	411	(50)	461	—	461	Middle East & Africa	207	(10)	(1)	217	89.4%	+100%	+100%
298	(4)	(1)	302	—	302	—	302	South & Southeast Asia	419	(12)	(1)	431	(29.9)%	(29.9)%	(29.9)%
515	(21)	(1)	536	(47)	583	—	583	East Asia & Australia	608	(13)	(1)	621	(13.7)%	(6.1)%	(6.1)%
120	(2)	(1)	122	6	116	—	116	Americas	236	114	(2)	122	—%	(4.9)%	(4.9)%
(1)	—		(1)	—	(1)	(1)	—	Other	—	—		—	—%	—%	—%
$ 2,947	$ (46)		$ 2,993	$ (111)	$ 3,104	$ 1	$ 3,103	Total PMI	$ 2,905	$ 41		$ 2,864	4.5%	8.4%	8.3%

2021								Years Ended December 31,	2020				% Change
$ 6,119	$ (68)	(1)	$ 6,187	$ 384	$ 5,803	$ 2	$ 5,801	European Union	$ 5,098	$ (57)	(1)	$ 5,155	20.0%	12.6%	12.5%
1,213	(14)	(1)	1,227	7	1,220	—	1,220	Eastern Europe	871	(15)	(1)	886	38.5%	37.7%	37.7%
1,146	(263)	(3)	1,409	(124)	1,533	—	1,533	Middle East & Africa	1,026	(19)	(1)	1,045	34.8%	46.7%	46.7%
1,506	(21)	(1)	1,527	36	1,491	—	1,491	South & Southeast Asia	1,709	(23)	(1)	1,732	(11.8)%	(13.9)%	(13.9)%
2,556	(88)	(1)	2,644	(53)	2,697	—	2,697	East Asia & Australia	2,400	(26)	(1)	2,426	9.0%	11.2%	11.2%
487	(8)	(1)	495	18	477	—	477	Americas	564	110	(5)	454	9.0%	5.1%	5.1%
(52)	(51)	(4)	(1)	—	(1)	(1)	—	Other	—	—		—	—%	—%	—%
$ 12,975	$ (513)		$ 13,488	$ 268	$ 13,220	$ 1	$ 13,219	Total PMI	$ 11,668	$ (30)		$ 11,698	15.3%	13.0%	13.0%

(1) Represents asset impairment and exit costs
(2) Includes the Brazil indirect tax credit $119 million and asset impairment and exit costs ($5 million)
(3) Includes the Saudi Arabia customs assessments ($246 million) and asset impairment and exit costs ($17 million)
(4) Represents asset acquisition cost related to OtiTopic Inc. in August 2021
(5) Includes the Brazil indirect tax credit $119 million and asset impairment and exit costs ($9 million)

														Schedule 8
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Adjusted Operating Income Margin, excluding Currency and Acquisitions
($ in millions) / (Unaudited)

Adjusted Operating Income (1)	Adjusted Net Revenues (2)	Adjusted Operating Income Margin	Adjusted Operating Income excluding Currency (1)	Adjusted Net Revenues excluding Currency (2)	Adjusted Operating Income Margin excluding Currency	Adjusted Operating Income excluding Currency & Acqui-sitions (1)	Adjusted Net Revenues excluding Currency & Acqui-sitions (2)	Adjusted Operating Income Margin excluding Currency & Acqui-sitions		Adjusted Operating Income (1)	Adjusted Net Revenues (2)	Adjusted Operating Income Margin	Adjusted Operating Income Margin	Adjusted Operating Income Margin excluding Currency	Adjusted Operating Income Margin excluding Currency & Acqui-sitions

2021									Quarters Ended December 31,	2020			% Points Change
$ 1,320	$ 3,025	43.6%	$ 1,349	$ 3,058	44.1%	$ 1,347	$ 3,052	44.1%	European Union	$ 1,204	$ 2,742	43.9%	(0.3)	0.2	0.2
303	912	33.2%	294	870	33.8%	294	870	33.8%	Eastern Europe	269	908	29.6%	3.6	4.2	4.2
411	987	41.6%	461	1,036	44.5%	461	1,036	44.5%	Middle East & Africa	217	740	29.3%	12.3	15.2	15.2
302	1,112	27.2%	302	1,115	27.1%	302	1,115	27.1%	South & Southeast Asia	431	1,185	36.4%	(9.2)	(9.3)	(9.3)
536	1,444	37.1%	583	1,483	39.3%	583	1,483	39.3%	East Asia & Australia	621	1,384	44.9%	(7.8)	(5.6)	(5.6)
122	523	23.3%	116	515	22.5%	116	515	22.5%	Americas	122	485	25.2%	(1.9)	(2.7)	(2.7)
$ (1)	$ 101	(1.0)%	$ (1)	$ 101	(1.0)%	$ —	$ —	—%	Other	$ —	$ —	—%	—	—	—
$ 2,993	$ 8,104	36.9%	$ 3,104	$ 8,178	38.0%	$ 3,103	$ 8,071	38.4%	Total PMI	$ 2,864	$ 7,444	38.5%	(1.6)	(0.5)	(0.1)

2021									Years Ended December 31,	2020			% Points Change
$ 6,187	$ 12,275	50.4%	$ 5,803	$ 11,657	49.8%	$ 5,801	$ 11,649	49.8%	European Union	$ 5,155	$ 10,702	48.2%	2.2	1.6	1.6
1,227	3,544	34.6%	1,220	3,576	34.1%	1,220	3,576	34.1%	Eastern Europe	886	3,378	26.2%	8.4	7.9	7.9
1,409	3,539	39.8%	1,533	3,654	42.0%	1,533	3,654	42.0%	Middle East & Africa	1,045	3,088	33.8%	6.0	8.2	8.2
1,527	4,396	34.7%	1,491	4,297	34.7%	1,491	4,297	34.7%	South & Southeast Asia	1,732	4,396	39.4%	(4.7)	(4.7)	(4.7)
2,644	5,953	44.4%	2,697	5,891	45.8%	2,697	5,891	45.8%	East Asia & Australia	2,426	5,429	44.7%	(0.3)	1.1	1.1
495	1,843	26.9%	477	1,797	26.5%	477	1,797	26.5%	Americas	454	1,701	26.7%	0.2	(0.2)	(0.2)
(1)	101	(1.0)%	(1)	101	(1.0)%	—	—	—%	Other	—	—	—%	—	—	—
$ 13,488	$ 31,651	42.6%	$ 13,220	$ 30,973	42.7%	$ 13,219	$ 30,864	42.8%	Total PMI	$ 11,698	$ 28,694	40.8%	1.8	1.9	2.0

(1) For the calculation of Adjusted Operating Income and Adjusted Operating Income excluding currency and acquisitions refer to Schedule 7
(2) For the calculation of Adjusted Net Revenues excluding currency and acquisitions refer to Schedule 5

					Schedule 9
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Condensed Statements of Earnings
($ in millions, except per share data) / (Unaudited)

Quarters Ended December 31,				Years Ended December 31,
2021	2020	Change Fav./(Unfav.)		2021	2020	Change Fav./(Unfav.)
$ 20,830	$ 19,531	6.7%	Revenues including Excise Taxes (1)	$ 82,223	$ 76,047	8.1%
12,726	12,087	(5.3)%	Excise Taxes on products	50,818	47,353	(7.3)%
8,104	7,444	8.9%	Net Revenues (1)	31,405	28,694	9.4%
2,807	2,572	(9.1)%	Cost of sales	10,030	9,569	(4.8)%
5,297	4,872	8.7%	Gross profit	21,375	19,125	11.8%
2,309	1,949	(18.5)%	Marketing, administration and research costs (2)	8,304	7,384	(12.5)%
41	18		Amortization of intangibles	96	73
2,947	2,905	1.4%	Operating Income	12,975	11,668	11.2%
146	164	11.0%	Interest expense, net	628	618	(1.6)%
33	29	(13.8)%	Pension and other employee benefit costs	115	97	(18.6)%
2,768	2,712	2.1%	Earnings before income taxes	12,232	10,953	11.7%
593	613	3.3%	Provision for income taxes	2,671	2,377	(12.4)%
(54)	(20)		Equity investments and securities (income)/loss, net	(149)	(16)
2,229	2,119	5.2%	Net Earnings	9,710	8,592	13.0%
136	143		Net Earnings attributable to noncontrolling interests	601	536
$ 2,093	$ 1,976	5.9%	Net Earnings attributable to PMI	$ 9,109	$ 8,056	13.1%

			Per share data (3):
$ 1.34	$ 1.27	5.5%	Basic Earnings Per Share	$ 5.83	$ 5.16	13.0%
$ 1.34	$ 1.27	5.5%	Diluted Earnings Per Share	$ 5.83	$ 5.16	13.0%

(1) Year ended December 31, 2021 includes a reduction in net revenues ($246 million) related to the Saudi Arabia customs assessments
(2) Quarter ended December 31, 2021 includes asset impairment and exit costs ($46 million). Year ended December 31, 2021 includes asset acquisition cost ($51 million) and asset impairment and exit costs ($216 million). Quarter ended December 31, 2020 includes asset impairment and exit costs ($78 million) and the Brazil indirect tax credit $119 million. Year ended December 31, 2020 includes asset impairment and exit costs ($149 million) and the Brazil indirect tax credit $119 million
(3) Net Earnings and weighted-average shares used in the basic and diluted Earnings Per Share computations for the quarters and for the year ended December 31, 2021 and 2020 are shown on Schedule 1, Footnote 1

		Schedule 10
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Condensed Balance Sheets
($ in millions) / (Unaudited)

	December 31,	December 31,
	2021	2020
Assets
Cash and cash equivalents	$4,496	$7,280
All other current assets	13,221	14,212
Property, plant and equipment, net	6,168	6,365
Goodwill	6,680	5,964
Other intangible assets, net	2,818	2,019
Equity investments	4,463	4,798
Other assets	3,444	4,177
Total assets	$41,290	$44,815

Liabilities and Stockholders' (Deficit) Equity
Short-term borrowings	$225	$244
Current portion of long-term debt	2,798	3,124
All other current liabilities	16,232	16,247
Long-term debt	24,783	28,168
Deferred income taxes	726	684
Other long-term liabilities	4,734	6,979
Total liabilities	49,498	55,446

Total PMI stockholders' deficit	(10,106)	(12,567)
Noncontrolling interests	1,898	1,936
Total stockholders' (deficit) equity	(8,208)	(10,631)
Total liabilities and stockholders' (deficit) equity	$41,290	$44,815

		Schedule 11
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Calculation of Total Debt to Adjusted EBITDA and Net Debt to Adjusted EBITDA Ratios
($ in millions, except ratios) / (Unaudited)

	Year Ended December 31, 2021	Year Ended December 31, 2020

Net Earnings	$9,710	$8,592
Equity investments and securities (income)/loss, net	(149)	(16)
Provision for income taxes	2,671	2,377
Interest expense, net	628	618
Depreciation and amortization	998	981
Asset impairment and exit costs and Others (1)	513	30
Adjusted EBITDA	$ 14,371	$12,582

	December 31,	December 31,
	2021	2020
Short-term borrowings	$225	$244
Current portion of long-term debt	2,798	3,124
Long-term debt	24,783	28,168
Total Debt	$27,806	$31,536
Cash and cash equivalents	4,496	7,280
Net Debt	$23,310	$24,256

Ratios:
Total Debt to Adjusted EBITDA	1.93	2.51
Net Debt to Adjusted EBITDA	1.62	1.93

(1) For the year ended December 31, 2021 "Others" includes a reduction in net revenues of $246 million related to the Saudi Arabia customs assessments that was recorded in the second quarter of 2021 and asset acquisition cost of $51 million related to OtiTopic Inc. in August 2021. For the year ended December 31, 2020, "Others" includes the Brazil indirect tax credit of $119 million.

						Schedule 12
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Operating Cash Flow to Operating Cash Flow, excluding Currency
($ in millions) / (Unaudited)

Quarters Ended December 31,				Years Ended December 31,
2021	2020	% Change		2021	2020	% Change
$ 4,032	$ 3,162	27.5%	Net cash provided by operating activities (1)	$ 11,967	$ 9,812	22.0%
40			Less: Currency	799
$ 3,992	$ 3,162	26.2%	Net cash provided by operating activities, excluding currency	$ 11,168	$ 9,812	13.8%

(1) Operating cash flow